UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported): July 7, 2005


                               CALPINE CORPORATION
             (Exact name of registrant as specified in its charter)

                                    Delaware
                 (State or Other Jurisdiction of Incorporation)

                        Commission file number: 001-12079

                  I.R.S. Employer Identification No. 77-0212977

                           50 West San Fernando Street
                           San Jose, California 95113
                            Telephone: (408) 995-5115
         (Address of principal executive offices and telephone number)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01     ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

     On July 7, 2005, we, along with our subsidiaries, Calpine Gas Holdings LLC and Calpine Fuels Corporation (collectively, the "Sellers"), entered into a Purchase and Sale Agreement with Rosetta Resources Inc. ("Rosetta"), the buyer, pursuant to which we sold all of our remaining domestic oil and gas exploration and production properties and assets (the "Domestic Oil and Gas Properties" or "oil and gas") for approximately $1.05 billion, subject to adjustments, less transaction fees and expenses of approximately $61.6 million, and subject to the reduction described below. In addition, we expect to incur $3.9 million of costs related to leased facility space, which includes a non-cash charge of $2.7 million for the write-off of leasehold improvements. This also includes future cash charges related to the present value of $1.2 million in excess lease costs over expected sublease income. A copy of the Purchase and Sale Agreement is filed herewith under Item 9.01(c) as Exhibit 10.1. Prior to the closing of the sale on July 7, 2005, Rosetta was a wholly owned subsidiary of ours. Following the consummation of the sale, we no longer have any ownership interest in Rosetta. To fund the closing, Rosetta sold $725.0 million of its common stock to qualified institutional buyers and foreign investors in a private offering pursuant to Rule 144A and Regulation S under the Securities Act.

     The cash purchase price of the Domestic Oil and Gas Properties was reduced by approximately $75 million to reflect the value of certain oil and gas properties for which we were unable to obtain consents to assignment prior to closing (the "Non-Consent Properties). We will cooperate with Rosetta to use commercially reasonable efforts to obtain consents to assignment of the Non-Consent Properties and will transfer to Rosetta, and Rosetta will pay us for, any of the Non-Consent Properties for which such consents are obtained during the six-month period following closing of the sale. Until such consents are obtained and the Non-Consent Properties are transferred to Rosetta, we will retain title to the Non-Consent Properties, and Rosetta will manage, operate and market production from the Non-Consent Properties. While we expect that all or substantially all of such Non-Consent Properties will be transferred to Rosetta, in the event that we do not obtain such consents during the six-month period as to any Non-Consent Properties, those Non-Consent Properties will not be transferred and Rosetta will manage, operate and market production from them for us for a two year period.

     We sold the Domestic Oil and Gas Properties subject to certain warranties and representations that are customary in transactions of this type. In addition, we and the Sellers have agreed to indemnify Rosetta for any loss it may suffer as a result of (i) all taxes related to the Domestic Oil and Gas Properties for periods prior to the closing date, (ii) our failure to pay certain liabilities retained under the Purchase and Sale Agreement, (iii) our continuing business operations that are not related to the Domestic Oil and Gas Properties, and (iv) any breach of certain representations and warranties contained in the Purchase and Sale Agreement. We will record an additional liability of 1% of the gross sales proceeds as an allowance for indemnification and exit liabilities.


ITEM 2.01     COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

     As disclosed in Item 1.01 of this 8-K, on July 7, 2005, we and the Sellers entered into and closed a Purchase and Sale Agreement with Rosetta, the buyer, pursuant to which we sold our Domestic Oil and Gas Properties. Please see Item
1.01 for a description of the sale and certain post-closing obligations.


ITEM 2.05     COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

     This disclosure updates and amends the estimates that were previously provided in the Form 8-K dated June 28, 2005 and filed on July 5, 2005.

     On June 28, 2005, we agreed to sell all of our domestic oil and gas exploration and production assets for $1.05 billion, less transaction fees and expenses. We incorporate by reference in this Item 2.05 our disclosure in the press release filed as Exhibit 99.1 to the above referenced 8-K. In connection with the sale we estimate that we will incur approximately $65.5 million in costs. This includes various transaction fees and expenses of $61.6 million including investment banking, lending, legal, tax consulting and accounting costs. All of these transaction fees and expenses will be paid in cash. The transaction fees will be paid from the proceeds of the sale. In addition, we expect to incur $3.9 million of costs related to leased facility space, which includes a non-cash charge of $2.7 million for the write-off of leasehold improvements. This also includes future cash charges related to the present value of $1.2 million in excess lease costs over expected sublease income. We will record an additional liability of 1% of the gross sales proceeds as an allowance for indemnification and exit liabilities.


ITEM 8.01     OTHER EVENTS

     On July 7, 2005, the Registrant issued the press release attached hereto as
Exhibit 99.1


ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Businesses Acquired.

      Not Applicable

(b) Pro Forma Financial Information.

     As disclosed in Item 1.01 of this 8-K, on July 7, 2005, we and the Sellers entered into and closed a Purchase and Sale Agreement with Rosetta, the buyer, pursuant to which we sold our Domestic Oil and Gas Properties. Please see Item
1.01 for a description of the sale and certain post-closing obligations. In addition, on or around July 26, 2005, we expect to close the pending disposition of Saltend Cogeneration Company Limited ("SCCL") and Calpine UK Operations Limited ("UK OpCo" or "Saltend"). The pro forma financial information below gives effect to the sale of our Domestic Oil and Gas Properties and the pending disposition of SCCL and UK OpCo, both of which we expect to be accounted for as discontinued operations in accordance with Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144").

     The unaudited Pro Forma Consolidated Condensed Statements of Operations are presented for the three months ended March 31, 2005 and the years ended December 31, 2004, 2003 and 2002 and present the Registrant's operations as if the transactions described above had occurred at January 1, 2002. An unaudited Pro Forma Consolidated Condensed Balance Sheet as of March 31, 2005, is also presented. The unaudited Pro Forma Consolidated Condensed Balance Sheet presents the property sales described above, as if they had occurred at March 31, 2005.

     The unaudited Pro Forma Consolidated Condensed Financial Statements should be read in conjunction with the Registrant's Financial Statements and related Notes included in the Registrant's Report on Form 10-Q for the quarter ended March 31, 2005 and the Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

                      Calpine Corporation and Subsidiaries
           Unaudited Pro Forma Consolidated Condensed Balance Sheet
                                 March 31, 2005
           (In thousands, except for per share amounts and unaudited)
                                                                                             Pro Forma
                                                                                               After
                                                                              Oil and Gas   Oil and Gas     Saltend        Final
                                                                   Actual     Adjustments   Adjustments   Adjustments    Pro Forma
                                                                                  (1)                         (2)
                                                                -----------   -----------   -----------   -----------   -----------
Assets:
Current assets
  Cash and cash equivalents..................................   $   812,612   $   757,155   $ 1,569,767   $   (38,542)  $ 1,531,225
  Accounts receivable, net...................................     1,034,141            --     1,034,141       (51,295)      982,846
  Margin deposits and other prepaid expense..................       461,097            --       461,097       (19,762)      441,335
  Inventories................................................       148,770            --       148,770        (5,374)      143,396
  Restricted cash............................................       513,753            --       513,753            --       513,753
  Current derivative assets..................................       472,643            --       472,643            --       472,643
  Current assets held for sale...............................            --            --            --       114,973       114,973
  Other current assets.......................................       169,068        74,073       243,141            --       243,141
                                                                -----------   -----------   -----------  ------------   -----------
Total current assets.........................................   $ 3,612,084   $   831,228     4,443,312   $        --   $ 4,443,312
                                                                -----------   -----------   -----------   -----------   -----------
  Restricted cash, net of current portion....................       194,476            --       194,476            --       194,476
  Notes receivable, net of current portion...................       200,443            --       200,443            --       200,443
  Project development costs..................................       152,407            --       152,407            --       152,407
  Unconsolidated investments.................................       387,639            --       387,639            --       387,639
  Deferred financing costs...................................       423,122        (3,362)      419,760            --       419,760
  Prepaid lease, net of current portion......................       431,600            --       431,600       (12,930)      418,670
  Property, plant and equipment, net.........................    20,712,038      (611,458)   20,100,580    (1,056,269)   19,044,311
  Goodwill...................................................        45,160            --        45,160            --        45,160
  Other intangible assets, net...............................        72,009            --        72,009        (4,544)       67,465
  Long-term derivative assets................................       658,440            --       658,440            --       658,440
  Long-term assets held for sale.............................            --            --            --     1,077,263     1,077,263
  Other assets...............................................       690,049            --       690,049        (3,520)      686,529
                                                                -----------   -----------   -----------   -----------   -----------
Total assets.................................................   $27,579,467   $   216,408    27,795,875   $        --   $27,795,875
                                                                ===========   ===========   ===========   ===========   ===========
Liabilities and stockholders' equity:
Current liabilities
  Accounts payable...........................................       945,578            --       945,578       (42,127)      903,451
  Accrued payroll and related expense........................        65,555            --        65,555          (291)       65,264
  Accrued interest payable...................................       396,175        (6,764)      389,411            --       389,411
  Income taxes payable.......................................        79,163            --        79,163            --        79,163
  Notes payable and borrowings under lines of credit,
   current  portion..........................................       209,652            --       209,652            --       209,652
  Preferred interests, current portion(3)....................       268,794            --       268,794            --       268,794
  Capital lease obligation, current portion..................         5,780            --         5,780            --         5,780
  CCFC I financing, current portion..........................         3,208            --         3,208            --         3,208
  Construction/project financing, current portion............       100,773            --       100,773            --       100,773
  Senior notes and term loans, current portion...............       922,489            --       922,489            --       922,489
  Current derivative liabilities.............................       626,125            --       626,125       (43,291)      582,834
  Current liabilities held for sale..........................            --            --            --        93,169        93,169
  Other current liabilities..................................       287,940        10,963       298,903        (7,460)      291,443
                                                                -----------   -----------   -----------   -----------   -----------
Total current liabilities....................................   $ 3,911,232   $     4,199   $ 3,915,431   $        --   $ 3,915,431
                                                                -----------   -----------   -----------   -----------   -----------
  Notes payable and borrowings under lines of credit,
   net of current portion....................................       682,429            --       682,429            --       682,429
  Convertible debentures payable to Calpine Capital
   Trust III.................................................       517,500            --       517,500            --       517,500
  Preferred interests, net of current portion(4).............       493,396            --       493,396            --       493,396
  Capital lease obligation, net of current portion...........       281,756            --       281,756            --       281,756
  CCFC I financing, net of current portion...................       782,020            --       782,020            --       782,020
  CalGen/CCFC II financing...................................     2,395,795            --     2,395,795            --     2,395,795
  Construction/project financing, net of current portion.....     2,003,443            --     2,003,443            --     2,003,443
  Convertible Senior Notes Due 2006..........................         1,311            --         1,311            --         1,311
  Convertible Notes Due 2014.................................       623,429            --       623,429            --       623,429
  Convertible Senior Notes Due 2023..........................       633,775            --       633,775            --       633,775
  Senior notes and term loans, net of current portion........     8,218,408      (138,895)    8,079,513            --     8,079,513
  Deferred income taxes, net of current portion..............       925,365       138,388     1,063,753       (51,725)    1,012,028
  Deferred revenue...........................................       116,041            --       116,041            --       116,041
  Long-term derivative liabilities...........................       903,824            --       903,824       (13,006)      890,818
  Long-term liabilities held for sale........................            --            --            --        82,611        82,611
  Other liabilities..........................................       351,389        (8,278)      343,111       (17,880)      325,231
                                                                -----------   -----------   -----------   -----------   -----------
Total liabilities............................................   $22,841,113   $    (4,586)  $22,836,527   $        --   $22,836,527
                                                                -----------   -----------   -----------   -----------   -----------
  Minority Interests.........................................       388,499            --       388,499            --       388,499
                                                                -----------   -----------   -----------   -----------   -----------
Stockholders' equity
  Preferred stock, $.001 par value per share; authorized
   10,000,000 shares; none issued and outstanding in 2005....            --            --            --            --            --
  Common stock, $.001 par value per share; authorized
   2,000,000,000 shares; issued and outstanding 538,017,458
   shares in 2005............................................           538            --           538            --           538
  Additional paid-in capital.................................     3,159,385            --     3,159,385            --     3,159,385
  Additional paid-in capital, loaned shares..................       258,100            --       258,100            --       258,100
  Additional paid-in capital, returnable shares..............      (258,100)           --      (258,100)           --      (258,100)
  Retained earnings..........................................     1,157,317       220,994     1,378,311            --     1,378,311
  Accumulated other comprehensive income.....................        32,615            --        32,615            --        32,615
                                                                -----------   -----------   -----------   -----------   -----------
Total stockholders' equity...................................   $ 4,349,855   $   220,994   $ 4,570,849   $        --   $ 4,570,849
                                                                -----------   -----------   -----------   -----------   -----------
Total liabilities and stockholders' equity...................   $27,579,467   $   216,408   $27,795,875   $        --   $27,795,875
                                                                ===========   ===========   ===========   ===========   ===========
------------

(1) The Pro Forma Consolidated Condensed Balance Sheet reflects the disposition of our Domestic Oil and Gas Properties at March 31, 2005. Proceeds from the sale are expected to be $1.05 billion before approximately $11.6 million of additional holdbacks and adjustments for operations from the transaction date in accordance with the terms of the Purchase and Sale Agreement and also before approximately $61.6 million of estimated transaction fees and expenses. See Item 2.05 above for a discussion of other costs. Additionally, as indicated in Item 1.01 approximately $75 million of the purchase price was withheld for non-consent properties, and the withheld amount is included in other current assets adjustments. Further, $145.7 million of the cash proceeds are assumed to be used to purchase, $138.9 million of principal amount (and pay $6.8 million of accrued interest expense) of the outstanding First Priority Senior Secured Notes due 2014. The anticipated gain of $221.0 million, after consideration of the foregoing items, contingencies, excess office space write-off and taxes is shown as an adjustment to retained earnings.

(2) The Pro Forma Consolidated Condensed Balance Sheet reflects the pending disposition of SCCL and UK OpCo at March 31, 2005. The balances of SCCL and UK OpCo as of March 31, 2005 have been reclassified as "held for sale" on the Pro Forma Consolidated Condensed Balance Sheet. Gross proceeds from the sale are expected to be (Pound)490 million plus an adjustment for working capital which was estimated to be US$19 million as of May 28, 2005, the date the Share Sale and Purchase Agreement was entered into. Actual sales proceeds in U.S. dollars may fluctuate due to exchange rate variances and changes in working capital prior to the close of the sale, which is expected to occur on or around July 26, 2005. Various transaction fees are estimated to be approximately $9 million. Sales proceeds are not reflected in the Pro Forma Consolidated Condensed Balance Sheet.

(3) Includes $260 million of Redeemable Preferred Shares due July 30, 2005. The offerings of the $260 million Redeemable Preferred Shares due July 30, 2005 and the two-year, $360 million Redeemable Preferred Shares will be redeemed using the proceeds of the sale of SCCL and UK OpCo, which is currently anticipated to close on July 26, 2005. Remaining proceeds from the sale will be used as permitted by our existing bond indentures.

(4) Includes $360 million of two-year Redeemable Preferred Shares. The offerings of the two-year, $360 million Redeemable Preferred Shares and the $260 million Redeemable Preferred Shares due July 30, 2005 will be redeemed using the proceeds of the sale of SCCL and UK OpCo as described in Note 3.

                      Calpine Corporation and Subsidiaries
      Unaudited Pro Forma Consolidated Condensed Statement of Operations
                    For the Three Months Ended March 31, 2005
                  (In thousands, except for per share amounts)
                                                                                             Pro Forma
                                                                                               After
                                                                              Oil and Gas   Oil and Gas     Saltend        Final
                                                                   Actual     Adjustments   Adjustments   Adjustments    Pro Forma
                                                                                 (1)(6)                      (2)(6)
                                                                -----------   -----------   -----------   -----------   -----------
Revenue:
Electric generation and marketing revenue
  Electricity and steam revenue .............................   $ 1,403,549   $        --   $ 1,403,549   $  (125,270)  $ 1,278,279
  Transmission sales revenue ................................         3,744            --         3,744            --         3,744
  Sales of purchased power for hedging and optimization .....       356,130            --       356,130        (8,720)      347,410
                                                                -----------   -----------   -----------   -----------   -----------
   Total electric generation and marketing revenue ..........     1,763,423            --     1,763,423      (133,990)    1,629,433
Oil and gas production and marketing revenue
  Oil and gas sales .........................................        10,820      (10,759)            61            --            61
  Sales of purchased gas for hedging and optimization .......       420,296            --       420,296            --       420,296
                                                                -----------   -----------   -----------   -----------   -----------
   Total oil and gas production and marketing revenue .......       431,116      (10,759)       420,357            --       420,357
Mark-to-market activities, net ..............................        (3,531)           --       (3,531)            --        (3,531)
Other revenue ...............................................        21,670            --        21,670          (484)       21,186
                                                                -----------   -----------   -----------   -----------   -----------
Total revenue ...............................................     2,212,678       (10,759)    2,201,919      (134,474)    2,067,445
                                                                -----------   -----------   -----------   -----------   -----------
Cost of revenue:
Electric generation and marketing expense
  Plant operating expense ...................................       195,626            --       195,626       (13,377)      182,249
  Transmission purchase expense .............................        23,510            --        23,510        (2,636)       20,874
  Royalty expense ...........................................        10,329            --        10,329            --        10,329
  Purchased power expenses for hedging and optimization .....       288,787            --       288,787        (7,592)      281,195
                                                                -----------   -----------   -----------   -----------   -----------
   Total electric generation and marketing expense ..........       518,252            --       518,252       (23,605)      494,647
Oil and gas operating and marketing expense
  Oil and gas operating expense .............................        13,000       (11,199)        1,801            --         1,801
  Purchased gas expense for hedging and optimization ........       413,259            --       413,259            --       413,259
                                                                -----------   -----------   -----------   -----------   -----------
   Total oil and gas operating and marketing expense ........       426,259       (11,199)      415,060            --       415,060
Fuel expense ................................................       921,349        39,776       961,125       (66,817)      894,308
Depreciation, depletion and amortization expense ............       143,228       (15,124)      128,104        (7,398)      120,706
Operating lease expense .....................................        24,777            --        24,777            --        24,777
Other cost of revenue .......................................        38,171            --        38,171            --        38,171
                                                                -----------   -----------   -----------   -----------   -----------
Total cost of revenue .......................................     2,072,036        13,453     2,085,489       (97,820)    1,987,669
                                                                -----------   -----------   -----------   -----------   -----------
Gross Profit ................................................       140,642       (24,212)      116,430       (36,654)       79,776
(Income) loss from unconsolidated investments ...............        (6,064)           72        (5,992)           --        (5,992)
Equipment cancellation and impairment cost ..................           (73)           --           (73)           --           (73)
Project development expense .................................         8,720            --         8,720            --         8,720
Research and development expense ............................         7,034            --         7,034            --         7,034
Sales, general and administrative expense ...................        57,137        (3,351)       53,786          (723)       53,063
                                                                -----------   -----------   -----------   -----------   -----------
Income (loss) from operations ...............................        73,888       (20,933)       52,955       (35,931)       17,024
Interest expense ............................................       348,937        (4,631)      344,306       (14,602)      329,704
Interest (income) ...........................................       (14,331)            5       (14,326)          340       (13,986)
Minority interest expense ...................................        10,614            --        10,614            --        10,614
(Income) from repurchase of various issuances of debt .......       (21,772)           --       (21,772)           --       (21,772)
Other expense (income), net .................................         3,980           184         4,164        (9,122)       (4,958)
                                                                -----------   -----------   -----------   -----------   -----------
Income (Loss) before provision or benefit for income taxes...      (253,540)      (16,491)     (270,031)      (12,547)     (282,578)
Provision (Benefit) for income taxes(3)(4)...................       (84,809)       (6,260)      (91,069)       (3,764)      (94,833)
                                                                -----------   -----------   -----------   -----------   -----------
Income (Loss) from continuing operations(5) .................   $  (168,731)  $   (10,231)   $ (178,962)  $    (8,783)  $  (187,745)
                                                                ===========   ===========   ===========   ===========   ===========
Basic and diluted loss per common share:
  Weighted average shares of common stock outstanding .......       447,599                                                 447,599
  Loss from continuing operations(5) ........................         (0.38)                                                  (0.42)

------------

(1) The Pro Forma Consolidated Condensed Statement of Operations assumes that our Domestic Oil and Gas Properties were sold by Calpine on January 1, 2002. The results of these assets have been removed from the Pro Forma Consolidated Condensed Statement of Operations. The gain associated with the sales transaction is not included within the Pro Forma Consolidated Condensed Statement of Operations. See Note 1 to the Pro Forma Consolidated Condensed Balance Sheet for a further description of the accounting for the transaction.

(2) The Pro Forma Consolidated Condensed Statement of Operations assumes that SCCL and UK OpCo were sold by Calpine on January 1, 2002. The results of SCCL and UK OpCo have been removed from the Pro Forma Consolidated Condensed Statement of Operations. The anticipated gain/loss associated with the sales transaction is not included within the Pro Forma Consolidated Condensed Statement of Operations.

(3) The Oil and Gas Pro Forma adjustments in the Pro Forma Consolidated Condensed Statement of Operations are tax effected at a rate of 38%, which represents Calpine's statutory tax rate in the United States for those assets. Actual adjustments to Calpine's Consolidated Financial Statements to reflect this disposition may reflect a different effective tax rate.

(4) The Saltend Pro Forma adjustments in the Pro Forma Consolidated Condensed Statement of Operations are tax effected at a rate of 30%, which represents Calpine's statutory tax rate in the United Kingdom. Actual adjustments to Calpine's Consolidated Financial Statements to reflect this disposition may reflect a different effective tax rate.

(5) Represents income before discontinued operations and cumulative effect of a change in accounting principle.

(6) The Pro Forma adjustments in the Unaudited Pro Forma Consolidated Condensed Statement of Operations include certain sales, general and administrative expenses allocated to SCCL and UK OpCo and to our Domestic Oil and Gas Properties based on a proportion of base wages. Accordingly, these expenses have been included within the SCCL and UK OpCo and our Domestic Oil and Gas Properties income figures to determine the Pro Forma totals. For the three months ended March 31, 2005, these expenses totaled $0.6 million and $0.7 million for SCCL and UK OpCo and our Domestic Oil and Gas Properties and production assets, respectively. The Pro Forma adjustments also include interest expense that we expect to allocate to discontinued operations in accordance with Emerging Issues Task Force ("EITF") Issue No. 87-24, "Allocation of Interest to Discontinued Operations" ("EITF Issue No. 87-24"). We include interest expense on debt which is required to be repaid as a result of a disposal transaction in discontinued operations.
     Additionally, other interest expense that cannot be attributed to other operations of Calpine is allocated based on the ratio of net assets to be sold less debt that is required to be paid as a result of the disposal transaction to the sum of total net assets of Calpine plus the consolidated debt of Calpine, excluding (a) debt of the discontinued operation that will be assumed by the buyer, (b) known debt that will be paid as a result of the disposal transaction and (c) debt that can be directly attributed to other operations of Calpine. For the three months ended March 31, 2005, the interest expense allocated within the Unaudited Pro Forma Consolidated Condensed Statement of Operations is $12.5 million and $4.9 million for SCCL and UK OpCo and our Domestic Oil and Gas Properties, respectively.

                      Calpine Corporation and Subsidiaries
      Unaudited Pro Forma Consolidated Condensed Statement of Operations
                          Year Ended December 31, 2004
                  (In thousands, except for per share amounts)
                                                                                             Pro Forma
                                                                                               After
                                                                              Oil and Gas   Oil and Gas     Saltend        Final
                                                                   Actual     Adjustments   Adjustments   Adjustments    Pro Forma
                                                                                 (1)(6)                      (2)(6)
                                                                -----------   -----------   -----------   -----------   -----------
Revenue:
Electric generation and marketing revenue
  Electricity and steam revenue .............................   $ 5,683,063   $        --   $ 5,683,063   $  (385,244)  $ 5,297,819
  Transmission sales revenue ................................        20,003            --        20,003            --        20,003
  Sales of purchased power for hedging and optimization .....     1,651,767            --     1,651,767        (3,775)    1,647,992
                                                                -----------   -----------   -----------   -----------   -----------
   Total electric generation and marketing revenue ..........     7,354,833            --     7,354,833      (389,019)    6,965,814
Oil and gas production and marketing revenue
  Oil and gas sales .........................................        63,153       (59,007)        4,146            --         4,146
  Sales of purchased gas for hedging and optimization .......     1,728,301            --     1,728,301            --     1,728,301
                                                                -----------   -----------   -----------   -----------   -----------
   Total oil and gas production and marketing revenue .......     1,791,454       (59,007)    1,732,447            --     1,732,447
Mark-to-market activities, net ..............................        13,532            --        13,532          (127)       13,405
Other revenue ...............................................        70,069            --        70,069          (880)       69,189
                                                                -----------   -----------   -----------   -----------   -----------
Total revenue ...............................................     9,229,888       (59,007)    9,170,881      (390,026)    8,780,855
                                                                -----------   -----------   -----------   -----------   -----------
Cost of revenue:
Electric generation and marketing expense
  Plant operating expense ...................................       795,975            --       795,975       (50,271)      745,704
  Transmission purchase expense .............................        85,514            --        85,514       (10,697)       74,817
  Royalty expense ...........................................        28,673            --        28,673            --        28,673
  Purchased power expenses for hedging and optimization .....     1,487,020            --     1,487,020        (4,758)    1,482,262
                                                                -----------   -----------   -----------   -----------   -----------
   Total electric generation and marketing expense ..........     2,397,182            --     2,397,182       (65,726)    2,331,456
Oil and gas operating and marketing expense
  Oil and gas operating expense .............................        56,843       (48,261)        8,582            --         8,582
  Purchased gas expense for hedging and optimization ........     1,716,714            --     1,716,714            --     1,716,714
                                                                -----------   -----------   -----------   -----------   -----------
   Total oil and gas operating and marketing expense ........     1,773,557       (48,261)    1,725,296            --     1,725,296
Fuel expense ................................................     3,731,108       190,143     3,921,251      (228,279)    3,692,972
Depreciation, depletion and amortization expense ............       574,200       (81,590)      492,610       (28,862)      463,748
Oil and gas impairment ......................................       202,120      (202,120)           --            --            --
Operating lease expense .....................................       105,886            --       105,886            --       105,886
Other cost of revenue .......................................        90,742            --        90,742            --        90,742
                                                                -----------   -----------   -----------   -----------   -----------
Total cost of revenue .......................................     8,874,795      (141,828)    8,732,967      (322,867)    8,410,100
                                                                -----------   -----------   -----------   -----------   -----------
Gross Profit ................................................       355,093        82,821       437,914       (67,159)      370,755
(Income) loss from unconsolidated investments ...............        13,525           563        14,088            --        14,088
Equipment cancellation and impairment cost ..................        42,374            --        42,374            --        42,374
Long-term service agreement cancellation charge .............        11,334            --        11,334            --        11,334
Project development expense .................................        24,409            --        24,409            --        24,409
Research and development expense ............................        18,396            --        18,396            --        18,396
Sales, general and administrative expense ...................       239,347       (17,220)      222,127        (1,870)      220,257
                                                                -----------   -----------   -----------   -----------   -----------
Income (loss) from operations ...............................         5,708        99,478       105,186       (65,289)       39,897
Interest expense ............................................     1,140,802       (29,335)    1,111,467       (16,200)    1,095,267
Interest (income) ...........................................       (56,412)        2,009       (54,403)        1,598       (52,805)
Minority interest expense ...................................        34,735            --        34,735            --        34,735
(Income) from repurchase of various issuances of debt .......      (246,949)           --      (246,949)           --      (246,949)
Other expense (income), net .................................      (149,093)        3,276      (145,817)       24,520      (121,297)
                                                                -----------   -----------   -----------   -----------   -----------
Income (loss) before provision or (benefit) for
 income taxes ...............................................      (717,375)      123,528      (593,847)      (75,207)     (669,054)
Provision (benefit) for income taxes(3)(4)...................      (276,549)       47,057      (229,492)      (22,562)     (252,054)
                                                                -----------   -----------   -----------   -----------   -----------
Income (loss) from continuing operations(5) .................   $  (440,826)  $    76,471   $  (364,355)   $  (52,645)  $  (417,000)
                                                                ===========   ===========   ===========   ===========   ===========
Basic and diluted loss per common share:
  Weighted average shares of common stock outstanding........       430,775                                                 430,775
  Loss from continuing operations(5).........................         (1.02)                                                  (0.97)

------------

(1) The Pro Forma Consolidated Condensed Statement of Operations assumes that our Domestic Oil and Gas Properties were sold by Calpine on January 1, 2002. The results of these assets have been removed from the Pro Forma Consolidated Condensed Statement of Operations. The gain associated with the sales transaction is not included within the Pro Forma Consolidated Condensed Statement of Operations.

(2) The Pro Forma Consolidated Condensed Statement of Operations assumes that SCCL and UK OpCo were sold by Calpine on January 1, 2002. The results of SCCL and UK OpCo have been removed from the Pro Forma Consolidated Condensed Statement of Operations. The anticipated gain/loss associated with the sales transaction is not included within the Pro Forma Consolidated Condensed Statement of Operations.

(3) The Oil and Gas Pro Forma adjustments in the Pro Forma Consolidated Condensed Statement of Operations are tax effected at a rate of 38%, which represents Calpine's statutory tax rate in the United States for those assets. Actual adjustments to Calpine's Consolidated Financial Statements to reflect this disposition may reflect a different effective tax rate.

(4) The Saltend Pro Forma adjustments in the Pro Forma Consolidated Condensed Statement of Operations are tax effected at a rate of 30%, which represents Calpine's statutory tax rate in the United Kingdom. Actual adjustments to Calpine's Consolidated Financial Statements to reflect this disposition may reflect a different effective tax rate.

(5) Represents income before discontinued operations and cumulative effect of a change in accounting principle.

(6) The Pro Forma adjustments in the Unaudited Pro Forma Consolidated Condensed Statement of Operations include certain sales, general and administrative expenses allocated to SCCL and UK OpCo and to our Domestic Oil and Gas Properties based on a proportion of base wages. Accordingly, these expenses have been included within the SCCL and UK OpCo and our Domestic Oil and Gas Properties income figures to determine the Pro Forma totals. For the year ended December 31, 2004, these expenses totaled $1.7 million and $2.9 million for SCCL and UK OpCo and our Domestic Oil and Gas Properties and production assets, respectively. The Pro Forma adjustments also include interest expense that we expect to allocate to discontinued operations in accordance with Emerging Issues Task Force ("EITF") Issue No. 87-24, "Allocation of Interest to Discontinued Operations" ("EITF Issue No. 87-24"). We include interest expense on debt which is required to be repaid as a result of a disposal transaction in discontinued operations.
     Additionally, other interest expense that cannot be attributed to other operations of Calpine is allocated based on the ratio of net assets to be sold less debt that is required to be paid as a result of the disposal transaction to the sum of total net assets of Calpine plus the consolidated debt of Calpine, excluding (a) debt of the discontinued operation that will be assumed by the buyer, (b) known debt that will be paid as a result of the disposal transaction and (c) debt that can be directly attributed to other operations of Calpine. For the year ended December 31, 2004, the interest expense allocated within the Unaudited Pro Forma Consolidated Condensed Statement of Operations is $14.6 million and $12.4 million for SCCL and UK OpCo and our Domestic Oil and Gas Properties, respectively.

                      Calpine Corporation and Subsidiaries
      Unaudited Pro Forma Consolidated Condensed Statement of Operations
                          Year Ended December 31, 2003
                  (In thousands, except for per share amounts)
                                                                                             Pro Forma
                                                                                               After
                                                                              Oil and Gas   Oil and Gas     Saltend        Final
                                                                   Actual     Adjustments   Adjustments   Adjustments    Pro Forma
                                                                                 (1)(6)                      (2)(6)
                                                                -----------   -----------   -----------   -----------   -----------
Revenue:
Electric generation and marketing revenue
  Electricity and steam revenue .............................   $ 4,680,397   $        --   $ 4,680,397   $  (286,936)  $ 4,393,461
  Transmission sales revenue ................................        15,347            --        15,347            --        15,347
  Sales of purchased power for hedging and optimization .....     2,714,187            --     2,714,187        (1,896)    2,712,291
                                                                -----------   -----------   -----------   -----------   -----------
   Total electric generation and marketing revenue ..........     7,409,931            --     7,409,931      (288,832)    7,121,099
Oil and gas production and marketing revenue
 Oil and gas sales ..........................................        59,156       (56,757)        2,399            --         2,399
  Sales of purchased gas for hedging and optimization .......     1,320,902            --     1,320,902            --     1,320,902
                                                                -----------   -----------   -----------   -----------   -----------
   Total oil and gas production and marketing revenue .......     1,380,058       (56,757)    1,323,301            --     1,323,301
Mark-to-market activities, net ..............................       (26,439)           --       (26,439)           --       (26,439)
Other revenue ...............................................       107,483            --       107,483        (1,246)      106,237
                                                                -----------   -----------   -----------   -----------   -----------
Total revenue ...............................................     8,871,033       (56,757)    8,814,276      (290,078)    8,524,198
                                                                -----------   -----------   -----------   -----------   -----------
Cost of revenue:
Electric generation and marketing expense
  Plant operating expense ...................................       663,045            (3)      663,042       (46,607)      616,435
  Transmission purchase expense .............................        46,455            --        46,455       (11,765)       34,690
  Royalty expense ...........................................        24,932            --        24,932            --        24,932
  Purchased power expenses for hedging and optimization .....     2,690,069            --     2,690,069        (6,781)    2,683,288
                                                                -----------   -----------   -----------   -----------   -----------
   Total electric generation and marketing expense ..........     3,424,501            (3)    3,424,498       (65,153)    3,359,345
Oil and gas operating and marketing expense
  Oil and gas operating expense .............................        75,453       (55,461)       19,992            --        19,992
  Purchased gas expense for hedging and optimization ........     1,279,568            --     1,279,568            --     1,279,568
                                                                -----------   -----------   -----------   -----------   -----------
   Total oil and gas operating and marketing expense ........     1,355,021       (55,461)    1,299,560            --     1,299,560
Fuel expense ................................................     2,665,620       222,871     2,888,491      (185,696)    2,702,795
Depreciation, depletion and amortization expense ............       504,383       (72,766)      431,617       (31,511)      400,106
Oil and gas impairment ......................................         2,931        (2,931)           --            --            --
Operating lease expense .....................................       112,070            --       112,070            --       112,070
Other cost of revenue .......................................        42,270            --        42,270            26        42,296
                                                                -----------   -----------   -----------   -----------   -----------
Total cost of revenue .......................................     8,106,796        91,710     8,198,506      (282,334)    7,916,172
                                                                -----------   -----------   -----------   -----------   -----------
Gross Profit ................................................       764,237      (148,467)      615,770        (7,744)      608,026
(Income) loss from unconsolidated investments ...............       (75,804)           81       (75,723)           --       (75,723)
Equipment cancellation and impairment cost ..................        64,384            --        64,384            --        64,384
Long-term service agreement cancellation charge .............        16,355            --        16,355            --        16,355
Project development expense .................................        21,803          (573)       21,230            --        21,230
Research and development expense ............................        10,630            --        10,630            --        10,630
Sales, general and administrative expense ...................       216,471       (14,930)      201,541        (2,225)      199,316
                                                                -----------   -----------   -----------   -----------   -----------
Income from operations ......................................       510,398      (133,045)      377,353        (5,519)      371,834
Interest expense ............................................       706,307       (25,181)      681,126        (7,206)      673,920
Distributions on trust preferred securities .................        46,610            --        46,610            --        46,610
Interest (income) ...........................................       (39,716)        2,277       (37,439)          425       (37,014)
Minority interest expense ...................................        27,330            --        27,330            --        27,330
(Income) from repurchase of various issuances of debt .......      (278,612)           --      (278,612)           --      (278,612)
Other expense (income), net .................................       (46,126)        1,063       (45,063)         (925)      (45,988)
                                                                -----------   -----------   -----------   -----------   -----------
Income (loss) before provision or benefit for income taxes ..        94,605      (111,204)      (16,599)        2,187       (14,412)
Provision (benefit) for income taxes(3)(4)...................         8,495       (42,331)      (33,836)          656       (33,180)
                                                                -----------   -----------   -----------   -----------   -----------
Income from continuing operations(5) ........................   $    86,110   $   (68,873)  $    17,237   $     1,531   $    18,768
                                                                ===========   ===========   ===========   ===========   ===========
Basic earnings per common share:
  Weighted average shares of common stock outstanding .......       390,772                                                 390,772
  Income from continuing operations(5) ......................          0.22                                                    0.05
Diluted earnings per common share:
  Weighted average shares of common stock outstanding
   before dilutive effect of certain convertible
   securities (5)............................................       396,219                                                 396,219
  Income from continuing operations(5).......................          0.22                                                    0.05

------------

(1) The Pro Forma Consolidated Condensed Statement of Operations assumes that our Domestic Oil and Gas Properties were sold by Calpine on January 1, 2002. The results of these assets have been removed from the Pro Forma Consolidated Condensed Statement of Operations. The gain associated with the sales transaction is not included within the Pro Forma Consolidated Condensed Statement of Operations.

(2) The Pro Forma Consolidated Condensed Statement of Operations assumes that SCCL and UK OpCo were sold by Calpine on January 1, 2002. The results of SCCL and UK OpCo have been removed from the Pro Forma Consolidated Condensed Statement of Operations. The anticipated gain/loss associated with the sales transaction is not included within the Pro Forma Consolidated Condensed Statement of Operations.

(3) The Oil and Gas Pro Forma adjustments in the Pro Forma Consolidated Condensed Statement of Operations are tax effected at a rate of 38%, which represents Calpine's statutory tax rate in the United States for those assets. Actual adjustments to Calpine's Consolidated Financial Statements to reflect this disposition may reflect a different effective tax rate.

(4) The Saltend Pro Forma adjustments in the Pro Forma Consolidated Condensed Statement of Operations are tax effected at a rate of 30%, which represents Calpine's statutory tax rate in the United Kingdom. Actual adjustments to Calpine's Consolidated Financial Statements to reflect this disposition may reflect a different effective tax rate.

(5) Represents income before discontinued operations and cumulative effect of a change in accounting principle.

(6) The Pro Forma adjustments in the Unaudited Pro Forma Consolidated Condensed Statement of Operations include certain sales, general and administrative expenses allocated to SCCL and UK OpCo and to our Domestic Oil and Gas Properties based on a proportion of base wages. Accordingly, these expenses have been included within the SCCL and UK OpCo and our Domestic Oil and Gas Properties income figures to determine the Pro Forma totals. For the year ended December 31, 2003, these expenses totaled $2.1 million and $3.3 million for SCCL and UK OpCo and our Domestic Oil and Gas Properties and production assets, respectively. The Pro Forma adjustments also include interest expense that we expect to allocate to discontinued operations in accordance with Emerging Issues Task Force ("EITF") Issue No. 87-24, "Allocation of Interest to Discontinued Operations" ("EITF Issue No. 87-24"). We include interest expense on debt which is required to be repaid as a result of a disposal transaction in discontinued operations.
     Additionally, other interest expense that cannot be attributed to other operations of Calpine is allocated based on the ratio of net assets to be sold less debt that is required to be paid as a result of the disposal transaction to the sum of total net assets of Calpine plus the consolidated debt of Calpine, excluding (a) debt of the discontinued operation that will be assumed by the buyer, (b) known debt that will be paid as a result of the disposal transaction and (c) debt that can be directly attributed to other operations of Calpine. For the year ended December 31, 2003, the interest expense allocated within the Unaudited Pro Forma Consolidated Condensed Statement of Operations is $7.2 million and $7.3 million for SCCL and UK OpCo and our Domestic Oil and Gas Properties, respectively.

                      Calpine Corporation and Subsidiaries
      Unaudited Pro Forma Consolidated Condensed Statement of Operations
                          Year Ended December 31, 2002
                  (In thousands, except for per share amounts)
                                                                                             Pro Forma
                                                                                               After
                                                                              Oil and Gas   Oil and Gas     Saltend        Final
                                                                   Actual     Adjustments   Adjustments   Adjustments    Pro Forma
                                                                                 (1)(6)                      (2)(6)
                                                                -----------   -----------   -----------   -----------   -----------
Revenue:
Electric generation and marketing revenue
Electricity and steam revenue ...............................   $ 3,237,510   $        --   $ 3,237,510   $  (205,779)  $ 3,031,731
  Sales of purchased power for hedging and optimization .....     3,145,991            --     3,145,991            (2)    3,145,989
                                                                -----------   -----------   -----------   -----------   -----------
   Total electric generation and marketing revenue ..........     6,383,501            --     6,383,501      (205,781)    6,177,720
Oil and gas production and marketing revenue
  Oil and gas sales .........................................        63,514       (36,464)       27,050            --        27,050
  Sales of purchased gas for hedging and optimization .......       870,466            --       870,466             1       870,467
                                                                -----------   -----------   -----------   -----------   -----------
   Total oil and gas production and marketing revenue .......       933,980       (36,464)      897,516             1       897,517
Mark-to-market activities, net ..............................        21,485            --        21,485            --        21,485
Other revenue ...............................................        10,787            --        10,787          (104)       10,683
                                                                -----------   -----------   -----------   -----------   -----------
Total revenue ...............................................     7,349,753       (36,464)    7,313,289      (205,884)    7,107,405
                                                                -----------   -----------   -----------   -----------   -----------
Cost of revenue:
Electric generation and marketing expense
  Plant operating expense ...................................       522,906            --       522,906       (39,740)      483,166
  Transmission purchase expense .............................        25,486            --        25,486       (10,179)       15,307
  Royalty expense ...........................................        17,615            --        17,615            --        17,615
  Purchased power expenses for hedging and optimization .....     2,618,445            --     2,618,445            --     2,618,445
                                                                -----------   -----------   -----------   -----------   -----------
   Total electric generation and marketing expense ..........     3,184,452            --     3,184,452       (49,919)    3,134,533
                                                                -----------   -----------   -----------   -----------   -----------
Oil and gas operating and marketing expense
  Oil and gas operating expense .............................        69,840       (43,315)       26,525            --        26,525
  Purchased gas expense for hedging and optimization ........       821,065            --       821,065            --       821,065
                                                                -----------   -----------   -----------   -----------   -----------
   Total oil and gas operating and marketing expense ........       890,905       (43,315)      847,590            --       847,590
Fuel expense ................................................     1,792,323       126,520     1,918,843      (161,048)    1,757,795
Depreciation, depletion and amortization expense ............       398,889       (66,744)      332,145       (32,082)      300,063
Oil and gas impairment ......................................         3,399        (3,399)           --            --            --
Operating lease expense .....................................       111,022            --       111,022            --       111,022
Other cost of revenue .......................................         7,279            --         7,279            --         7,279
                                                                -----------   -----------   -----------   -----------   -----------
Total cost of revenue .......................................     6,388,269        13,062     6,401,331      (243,049)    6,158,282
                                                                -----------   -----------   -----------   -----------   -----------
Gross Profit ................................................       961,484       (49,526)      911,958        37,165       949,123
(Income) loss from unconsolidated investments ...............       (16,552)           --       (16,552)           --       (16,552)
Equipment cancellation and impairment cost ..................       404,737            --       404,737            --       404,737
Project development expense .................................        66,981        (1,778)       65,203            --        65,203
Research and development expense ............................         9,986            --         9,986            --         9,986
Sales, general and administrative expense ...................       186,056       (14,759)      171,297        (2,047)      169,250
                                                                -----------   -----------   -----------   -----------   -----------
Income from operations ......................................       310,276       (32,989)      277,287        39,212       316,499
Interest expense ............................................       402,677       (27,478)      375,199        (5,372)      369,827
Distributions on trust preferred securities .................        62,632            --        62,632            --        62,632
Interest (income) ...........................................       (43,086)          244       (42,842)          654       (42,188)
Minority interest expense ...................................         2,716            --         2,716            --         2,716
(Income) from repurchase of various issuances of debt .......      (118,020)           --      (118,020)           --      (118,020)
Other expense (income), net .................................       (34,200)          195       (34,005)       (2,130)      (36,135)
                                                                -----------   -----------   -----------   -----------   -----------
Income (loss) before provision or benefit for income taxes ..        37,557        (5,950)       31,607        46,060        77,667
Provision (benefit) for income taxes(3)(4) ..................        10,835        (2,403)        8,432        13,829        22,261
                                                                -----------   -----------   -----------   -----------   -----------
Income (loss) from continuing operations(5) .................   $    26,722     $  (3,547)  $    23,175   $    32,231   $    55,406
                                                                ===========   ===========   ===========   ===========   ===========
Basic earnings per common share:
  Weighted average shares of common stock outstanding .......       354,822                                                 354,822
  Income from continuing operations(5) ......................          0.07                                                    0.16
Diluted earnings per common share:
  Weighted average shares of common stock outstanding
   before dilutive effect of certain convertible
   securities (5)............................................       362,533                                                 362,533
  Income from continuing operations(5) ......................          0.07                                                    0.15

------------

(1) The Pro Forma Consolidated Condensed Statement of Operations assumes that our Domestic Oil and Gas Properties were sold by Calpine on January 1, 2002. The results of these assets have been removed from the Pro Forma Consolidated Condensed Statement of Operations. The gain associated with the sales transaction is not included within the Pro Forma Consolidated Condensed Statement of Operations.

(2) The Pro Forma Consolidated Condensed Statement of Operations assumes that SCCL and UK OpCo were sold by Calpine on January 1, 2002. The results of SCCL and UK OpCo have been removed from the Pro Forma Consolidated Condensed Statement of Operations. The anticipated gain/loss associated with the sales transaction is not included within the Pro Forma Consolidated Condensed Statement of Operations.

(3) The Oil and Gas Pro Forma adjustments in the Pro Forma Consolidated Condensed Statement of Operations are tax effected at a rate of 38%, which represents Calpine's statutory tax rate in the United States for those assets. Actual adjustments to Calpine's Consolidated Financial Statements to reflect this disposition may reflect a different effective tax rate.

(4) The Saltend Pro Forma adjustments in the Pro Forma Consolidated Condensed Statement of Operations are tax effected at a rate of 30%, which represents Calpine's statutory tax rate in the United Kingdom. Actual adjustments to Calpine's Consolidated Financial Statements to reflect this disposition may reflect a different effective tax rate.

(5) Represents income before discontinued operations and cumulative effect of a change in accounting principle.

(6) The Pro Forma adjustments in the Unaudited Pro Forma Consolidated Condensed Statement of Operations include certain sales, general and administrative expenses allocated to SCCL and UK OpCo and to our Domestic Oil and Gas Properties based on a proportion of base wages. Accordingly, these expenses have been included within the SCCL and UK OpCo and our Domestic Oil and Gas Properties income figures to determine the Pro Forma totals. For the year ended December 31, 2002, these expenses totaled $2.0 million and $3.8 million for SCCL and UK OpCo and our Domestic Oil and Gas Properties and production assets, respectively. The Pro Forma adjustments also include interest expense that we expect to allocate to discontinued operations in accordance with Emerging Issues Task Force ("EITF") Issue No. 87-24, "Allocation of Interest to Discontinued Operations" ("EITF Issue No. 87-24"). We include interest expense on debt which is required to be repaid as a result of a disposal transaction in discontinued operations.
     Additionally, other interest expense that cannot be attributed to other operations of Calpine is allocated based on the ratio of net assets to be sold less debt that is required to be paid as a result of the disposal transaction to the sum of total net assets of Calpine plus the consolidated debt of Calpine, excluding (a) debt of the discontinued operation that will be assumed by the buyer, (b) known debt that will be paid as a result of the disposal transaction and (c) debt that can be directly attributed to other operations of Calpine. For the year ended December 31, 2002, the interest expense allocated within the Unaudited Pro Forma Consolidated Condensed Statement of Operations is $5.2 million and $3.5 million for SCCL and UK OpCo and our Domestic Oil and Gas Properties, respectively.


(c) Exhibits.

     10.1 Purchase and Sale Agreement dated July 7, 2005 by and among Calpine Gas Holdings LLC, Calpine Fuels Corporation, Calpine Corporation, Rosetta Resources Inc., and the other Subject Companies identified therein.

     99.1 Press Release dated July 7, 2005

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       CALPINE CORPORATION

                                       By: /s/ Charles B. Clark, Jr.
                                           ------------------------------------
                                           Charles B. Clark, Jr.
                                           Senior Vice President and Controller
                                           Chief Accounting Officer


Date: July 13, 2005

                                 EXHIBIT INDEX
                                 -------------

                Exhibit
                Number     Exhibit
                ------     -------

                 10.1 Purchase and Sale Agreement dated July 7, 2005 by by and among Calpine Gas Holdings LLC, Calpine Fuels Corporation, Calpine Corporation, Rosetta Resources Inc., and the other Subject Companies identified therein.

                 99.1      Press Release dated July 7, 2005

EXHIBIT 10.1.




          ------------------------------------------------------------

                           PURCHASE AND SALE AGREEMENT

          ------------------------------------------------------------


                            CALPINE GAS HOLDINGS LLC,
                      a Delaware limited liability company

                                       and

                           CALPINE FUELS CORPORATION,
                            a California corporation

                                   As Sellers,

                              CALPINE CORPORATION,
                             a Delaware corporation,

                              As Parent of Sellers,

                             ROSETTA RESOURCES INC.,
                             a Delaware corporation

                                    As Buyer,

                                       and

           certain parties identified herein as the Subject Companies

             -------------------------------------------------------

                                  July 7, 2005

             -------------------------------------------------------

                           PURCHASE AND SALE AGREEMENT

                                TABLE OF CONTENTS
                                -----------------


ARTICLE 1 DEFINITIONS..........................................................1

ARTICLE 2 SALE AND PURCHASE OF SUBJECT EQUITY.................................12
   2.1      Purchase and Sale.................................................12
   2.2      Sellers' Retained Liabilities.....................................12
   2.3      Preferential Rights and Consents..................................13
   2.4      Governmental Bonds................................................14

ARTICLE 3 PURCHASE PRICE......................................................14
   3.1      Purchase Price....................................................14
   3.2      Allocated Value...................................................14

ARTICLE 4 ADJUSTMENTS TO PURCHASE PRICE.......................................15
   4.1      Increases in Purchase Price.......................................15
   4.2      Decreases in Purchase Price.......................................15
   4.3      Schedule of Purchase Price Adjustments at Closing.................16

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF CALPINE AND SELLERS...............16
   5.1      Organization......................................................16
   5.2      Authority.........................................................16
   5.3      No Conflict.......................................................16
   5.4      Enforceability....................................................17
   5.5      Contracts.........................................................17
   5.6      Litigation and Claims.............................................17
   5.7      Financial Statements..............................................17
   5.8      No Liabilities....................................................18
   5.9      Subject Equity....................................................18
   5.10     Notices...........................................................18
   5.11     Imbalances........................................................18
   5.12     Current Commitments and AFEs......................................18
   5.13     Property Operation and Personal Property..........................19
   5.14     Take-or-Pay.......................................................19
   5.15     Tax Partnerships..................................................19
   5.16     Solvency..........................................................19
   5.17     Environmental Condition...........................................19

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF BUYER.............................19
   6.1      Organization......................................................19
   6.2      Authority.........................................................20
   6.3      No Conflicts......................................................20
   6.4      Enforceability....................................................20
   6.5      No Further Distribution...........................................20

   6.6      Finder's Fees.....................................................20

ARTICLE 7 COVENANTS OF SELLER.................................................20
   7.1      Conduct of Business Pending Closing...............................20
   7.2      Tax Matters.......................................................21
   7.3      Satisfaction of Conditions........................................21

ARTICLE 8 COVENANTS OF BUYER..................................................21
   8.1      Satisfaction of Conditions........................................21

ARTICLE 9 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER...................21
   9.1      Representations and Warranties....................................21
   9.2      Covenants.........................................................22
   9.3      No Litigation.....................................................22
   9.4      Consents..........................................................22

ARTICLE 10 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER...................22
   10.1     Representations and Warranties....................................22
   10.2     Covenants.........................................................22
   10.3     No Litigation.....................................................22
   10.4     Consents..........................................................22
   10.5     Release of Liens..................................................22
   10.6     FIRPTA Certificate................................................22

ARTICLE 11 ENVIRONMENTAL MATTERS..............................................23
   11.1     Presence of Wastes, NORM, Hazardous Substances and Asbestos.......23

ARTICLE 12 TAX MATTERS........................................................23
   12.1     Tax Indemnification...............................................23
   12.2     Apportionment of Taxes............................................23
   12.3     Payment of Taxes..................................................24
   12.4     Resolution of Disagreements Between Buyer and Sellers.............24
   12.5     Cooperation.......................................................24

ARTICLE 13 SUSPENSE FUNDS HELD BY SELLER......................................24
   13.1     Suspense Funds Held By Seller.....................................24

ARTICLE 14 CLOSING............................................................25
   14.1     The Closing.......................................................25
   14.2     Closing Statement.................................................25
   14.3     Closing Deliveries................................................25

ARTICLE 15 POST-CLOSING ADJUSTMENTS...........................................26
   15.1     Final Settlement Statement........................................26
   15.2     Arbitration.......................................................26
   15.3     Payment of Final Purchase Price...................................26

ARTICLE 16 INDEMNIFICATION; RELEASES; ALLOCATION OF RISK......................27
   16.1     Calpine and Sellers' Indemnity....................................27
   16.2     Survival of Representations and Warranties........................28
   16.3     Buyer's Indemnity.................................................28
   16.4     Assumption by Buyer...............................................29
   16.5     Limitations of Warranties.........................................29
   16.6     Release of Pre-Closing Claims.....................................31
   16.7     Gas Balancing.....................................................33
   16.8     Acknowledgement by the Parties....................................33

ARTICLE 17 RISK OF LOSS.......................................................34
   17.1     Casualty Loss.....................................................34
   17.2     Buyer's Risk of Loss..............................................34

ARTICLE 18 TERMINATION AND REMEDIES...........................................34
   18.1     Termination.......................................................34
   18.2     Effect of Termination.............................................34

ARTICLE 19 ADDITIONAL COVENANTS...............................................35
   19.1     Further Assurances................................................35
   19.2     Transfer of Records...............................................35
   19.3     Use of Sellers' Name..............................................35
   19.4     Expenses, Fees and Taxes..........................................36
   19.5     Public Announcements..............................................36
   19.6     Confidentiality...................................................36
   19.7     Cooperation on Legal Matters; Preservation of Legal Privileges....37

ARTICLE 20 ARBITRATION........................................................38
   20.1     Arbitrators, Timing, Discovery, Finality of Determination.........38
   20.2     Confidentiality of Arbitration....................................38

ARTICLE 21 MISCELLANEOUS......................................................38
   21.1     Notice............................................................38
   21.2     Governing Law.....................................................40
   21.3     Assignment........................................................40
   21.4     Entire Agreement..................................................40
   21.5     Amendment; Waiver.................................................40
   21.6     Severability......................................................40
   21.7     Construction......................................................41
   21.8     Headings..........................................................41
   21.9     Counterparts......................................................41

EXHIBITS
--------

Exhibit A - Subject Companies

Exhibit B - Leases

Exhibit B-1 - Non-Consent Leases

Exhibit C - Wells; Net Revenue Interests

Exhibit C-1 - Non-Consent Wells; Net Revenue Interests

Exhibit C-2 - Description of Rio Vista Gathering System Included in the
              Properties

Exhibit D - Allocated Values

Exhibit E - Form of Employee and Employee Benefits Matters Agreement

Exhibit F - Form of Transition Services Agreement

Exhibit G - Form of Assignment

Exhibit H - Form of Joint Defense Agreement

                           PURCHASE AND SALE AGREEMENT

     This Purchase and Sale Agreement (this "Agreement") is made and entered into on July 7, 2005, by and among Calpine Gas Holdings LLC, a Delaware limited liability company ("Calpine Gas"), Calpine Fuels Corporation, a California corporation ("Calpine Fuels" and, collectively with Calpine Gas "Sellers" and each a "Seller"), Calpine Corporation, a Delaware corporation and parent of Sellers ("Calpine"), Rosetta Resources Inc., a Delaware corporation ("Buyer"), and each of the signatories hereto that are identified as "Subject Companies" (such Subject Companies, together with Sellers, Calpine, and Buyer, are referred to herein as the "Parties").

                                    RECITALS

     WHEREAS, Sellers wish to sell, and Buyer wishes to acquire, certain of the Sellers' wholly owned subsidiaries that will own and operate substantially all of the assets used in the oil and gas exploration and production business of Calpine and its subsidiaries; and

     WHEREAS, immediately prior to the sale of the subsidiaries, Calpine, which is the parent of the Sellers, will contribute or be subject to an agreement to contribute to certain of those subsidiaries all domestic oil and gas exploration and production properties and assets owned by it; and

     WHEREAS,   simultaneously   with  the   consummation  of  the  transactions
contemplated herein, the Parties will enter into certain agreements for the transition of the business of the subsidiaries to Buyer.

     NOW, THEREFORE, in exchange for the mutual promises set forth herein, and other good and valuable consideration, the sufficiency of which is herein acknowledged, the Parties agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

     "Adverse Environmental Condition" means any contamination or condition exceeding regulatory limits and not otherwise permitted or authorized by Permit or law, resulting from any discharge, release, production, storage, treatment, seepage, escape, leakage, emission, emptying, leaching or any other activities on, in or from any Property, or the migration or transportation from other lands to any Property, of any wastes, pollutants, contaminants, hazardous materials or other materials or substances subject to regulation relating to the protection of the environment that require Remediation based upon the condition at the Effective Date pursuant to any current federal, state or local laws or statutes, including the Environmental Laws.

     "AFEs" is defined in Section 5.12.

     "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing, being understood and agreed that with respect to a corporation or other entity, control means direct or indirect ownership of more than fifty percent (50%) of the voting stock or securities of such corporation or other entity. No member of the Calpine Group is an Affiliate of a member of the Buyer Group, and no member of the Buyer Group is an Affiliate of any member of the Calpine Group.

     "Agreement" is defined in the preamble.

     "Ancillary Agreements" means the Transfer Agreement, the Transition Services Agreement, the Employee Matters Agreement, and each other agreement specifically named in this Agreement and entered into by and among any member of the Calpine Group and any member of Buyer Group in connection with the closing of the transactions set forth in this Agreement.

     "Annual Financial Statements" is defined in Section 5.7.

     "Applicable Laws" means any applicable law, order, ordinance, rule, regulation, Permit, judgment or decree of any Governmental Body, including the common or civil law of any Governmental Body, including those relating to occupational safety and health, consumer product safety, environmental laws, securities laws, zoning laws or regulations, employee benefits, employment and employment practices.

     "Assignments" is defined in Section 14.3.2.

     "Burdens"   means   royalties   (including   both  lessor   royalties   and
nonparticipating royalty interests), overriding royalties, production payments, and other similar obligations payable out of production.

     "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banks in San Jose, California or Houston, Texas, are generally authorized or obligated, by law or executive order, to close.

     "Buyer" is defined in the preamble.

     "Buyer Business" means the oil and gas exploration and production business of the Subject Companies that relates to the Properties, but shall not include the business of any member of the Calpine Group that relates to any properties or assets transferred by such Person prior to the date of this Agreement or any of the Non-Consent Properties until transferred to a member of the Buyer Group.

     "Buyer Group" means, whether existing now or in the future, Buyer, its Subsidiaries (including the Subject Companies), its Affiliates, and their respective employees, officers, directors, agents and representatives.

     "Buyer Liabilities" means (without duplication): (i) any and all Liabilities that are expressly contemplated in this Agreement or any Ancillary Agreement to be assumed by any member of the Buyer Group; (ii) all agreements and Liabilities of any member of the Buyer Group under this Agreement or any of the Ancillary Agreements subject to the applicable limitations and restrictions herein; (iii) all Liabilities (other than Taxes), arising out of or resulting from the ownership or operation of the Properties, whenever arising, whether before or after the Effective Date, including (a) accidents or injuries associated with the Wells, the casings, and all other leasehold equipment in and on the Wells, gathering lines, pipelines, tanks and all other personal property and fixtures used on or in connection with the Properties, (b) any and all Proceedings described on Schedule 5.6 except for those Proceedings set forth on
Schedule 2.2 and included Sellers' Retained Liabilities, (c) the condition of the Properties including all Adverse Environmental Conditions, including any such conditions arising out of or relating to any discharge, release, production, storage, treatment or any activities on or in the Properties, or the migration or transportation from any other lands to the Properties (specifically excluding transportation and disposal by Sellers from the Properties to offsite locations prior to Closing), whether before or after the Effective Date, of materials or substances that are at present, or become in the future, subject to regulation under Applicable Laws or regulations, whether such Applicable Laws now exist or are hereafter enacted, and (d) all Plugging and Abandonment obligations or liabilities; and (iv) all Liabilities of the Subject Companies reflected as such in the Financial Statements. Notwithstanding the foregoing, the Buyer Liabilities shall not include the Sellers' Retained Liabilities.

     "Buyer's Suspense Account" is defined in Article 13.

     "Calpine" is defined in the preamble.

     "Calpine Business" means any business of the Calpine Group, other than the Buyer Business.

     "Calpine Fuels" is defined in the preamble.

     "Calpine Gas" is defined in the preamble.

     "Calpine Group" means, whether existing now or in the future, Calpine, its Subsidiaries (including the Sellers, but excluding the Buyer and the Subject Companies), its Affiliates, and their respective employees, officers, directors, agents and representatives.

     "Casualty Loss" is defined in Section 17.1.

     "Claim" means any Loss relating to or arising out of any Proceeding.

     "Closing" is defined in Section 14.1.

     "Closing Date" is defined in Section 14.1.

     "CNGLP" means Calpine Natural Gas L.P., a Delaware limited partnership.

     "Code" means the Internal Revenue Code of 1986.

     "Confidential Information" is defined in Section 19.6.

     "CPR" is defined in Article 20.

     "Cured Non-Consent Properties" is defined in Section 2.3.4.

     "Easements" means Calpine's, any of Sellers' or any of the Subject Companies non-exclusive rights to the use and occupancy of the surface, including, without limitation, tenements, appurtenances, surface leases, easements, Permits, licenses, franchises, servitudes and rights-of-way in any way appertaining, belonging, affixed or incidental to or used in connection with the ownership or operation of the Leases, whether recorded or unrecorded.

     "Effective Date" means 7:00 a.m., CDT on May 1, 2005.

     "Employee Matters Agreement" means the Employee and Employee Benefits Matters Agreement to be entered into by and among Calpine, Sellers, Calpine Administrative Services Company, Inc. and Buyer in the form of Exhibit E.

     "Environmental Condition" means any condition existing prior to the Effective Date, and only to the extent in existence on the Effective Date with respect to the air, land, soil, surface, subsurface strata, surface water, ground water, or sediments which causes a Property to be subject to remediation under, or not in compliance with an Environmental Law, a Lease or Material Contract, but excluding the conditions associated with, or included in the definition of, Plugging and Abandonment.

     "Environmental Law" means any existing Applicable Law relating to pollution or the protection of the environment, health or safety including, laws relating to air, water, land and the generation, storage, treatment, transportation, handling, release or disposal of waste materials including the Clean Air Act, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Hazardous and Solid Waste Amendments Act of 1984, the Toxic Substance Control Act, and the Occupational Safety and Health Act, but shall not include any Applicable Law associated with Plugging and Abandonment.

     "Equity Interests" means, with respect to an entity, the limited liability company interests, limited partnership interests, partnership interests, or capital shares (as the case may be) of such entity.

     "Excluded Properties" means the Calpine Business and the following:

     (a) all (i) trade credits, accounts receivable, notes receivables and other receivables attributable to the interests of Calpine, Sellers or their Affiliates in the Properties with respect to any period of time prior to the

Effective Date and (ii) deposits, cash, checks in process of collection, cash equivalents and funds attributable to the interests of Calpine, Sellers or their Affiliates in the Properties with respect to any period of time prior to the Effective Date;

     (b) all claims and causes of action of Calpine, Sellers or their Affiliates
(i) arising from acts, omissions or events, or damage to or destruction of property occurring prior to the Effective Date to the extent related to any of Sellers' Retained Liabilities or any of indemnification obligations of Calpine or Sellers under this Agreement or (ii) affecting any of the excluded properties set forth in this definition;

     (c) subject to the provisions of Section 16.7, all Hydrocarbons produced from or attributable to the Properties with respect to all periods prior to the Effective Date;

     (d) claims of Calpine, Sellers or any of their Affiliates for refunds of or loss carry forwards with respect to (i) Taxes attributable to any period prior to the Closing Date; (ii) Taxes attributable to any of the excluded properties as set forth in this definition; or (iii) any Tax credits accruing to the Properties prior to the Closing Date;

     (e) all amounts due or payable to Calpine, Sellers or their Affiliates as adjustments or refunds under any contracts affecting the Properties, with respect to any period prior to the Effective Date including, without limitation, amounts recoverable from audits under operating agreements;

     (f) all amounts due or payable to Calpine, Sellers or their Affiliates as adjustments to insurance premiums related to the Properties with respect to any period prior to the Effective Date;

     (g) all proceeds, benefits, income or revenues accruing (and any security or other deposits made) with respect to (i) the Properties prior to the Effective Date; or (ii) any of the excluded properties as set forth in this definition;

     (h) all geological or geophysical information and data of Calpine, Sellers or their Affiliates, whether proprietary to such Persons or licensed from Third Parties, but only to the extent that the transfer thereof is prohibited by law or third-party agreement and the necessary consents to transfer are not obtained before Closing or cannot be obtained in accordance with the provisions in the Transition Agreement;

     (i) the non-exclusive right reserved unto the Calpine, Seller and their Affiliates to use the Easements;

     (j) all the intellectual property of Calpine, Sellers or their Affiliates, including but not limited to computer software, patents, trade secrets, copyrights, names, marks, and logos related to the Calpine Business;

     (k) originals of all files relating to Sellers' Retained Liabilities, Proceedings set forth on Schedule 2.2 and copies (but not the originals) of all files described in Section 19.2);

     (l) all rights of ingress, egress and surface use retained by Calpine, Seller or their Affiliates in connection with its ownership and operation of CPN Pipeline Company and its assets; and

     (m) all of the rights, titles, interests and estates of Calpine or Sellers in and to (x) the percentage of Non-Consent Properties and related Wells described in Exhibit B-1 and C-1 and (y) to the extent the same are situated upon, used or held for use in connection with the Non-Consent Properties and related Wells, the properties, rights, titles, interests and estates of Calpine and Sellers described or referred to in items (a) through (g) of the definition of "Properties", but only until such time as such Non-Consent Properties are transferred to Buyer.

     "Final Settlement Statement" is defined in Section 15.1.

     "Financial Statements" is defined in Section 5.7.

     "GAAP" means United States generally accepted accounting principles.

     "Governmental Body" means any federal, state, tribal, county, municipal, or other federal, state or local governmental authority or judicial or regulatory agency, board, body, department, bureau, commission, instrumentality, court, tribunal or quasi-governmental authority in any jurisdiction (domestic or foreign) having jurisdiction over the Subject Companies, the Properties or any Person who is a party to any of the transactions contemplated in this Agreement.

     "Group" means either of the Calpine Group and Buyer Group, as the context requires.

     "Hydrocarbons" means crude oil, natural gas, casinghead gas, condensate, distillate, sulphur, natural gas liquids, plant products and other liquid or gaseous hydrocarbons (including carbon dioxide), and all other minerals of every kind and character which may be covered by or included in the Properties.

     "Indemnified Claims" is defined in Section 19.7.1.

     "Indemnitee" is defined in Section 19.7.1.

     "Indemnitor" is defined in Section 19.7.1.

     "Interim Financial Statements" is defined in Section 5.7.

     "Liability" means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

     "Lien" means any pledge, lien, mortgage, charge, encumbrance, security interest or other adverse claim.

     "Loss" means all damages, losses, Liabilities, obligations, payments, amounts paid in settlement, fines, penalties, costs (including reasonable fees and expenses of attorneys, accountants and other professional advisors, as well as experts, and other costs of investigation, preparation and litigation in connection with any pleading, claim, demand or other action) of any kind or nature whatsoever, whether known or unknown, contingent or vested, or matured or unmatured.

     "Material Contracts" is defined in Section 5.5.

     "Net Revenue Interest" means the interests of the Subject Companies in and to all Hydrocarbons produced, saved and sold from any Well described in Exhibit C, after giving effect to all Burdens and Liens other than Liens to be released in Schedule 1; but excluding that portion of the net revenue interest for those Wells set forth in the column entitled "Non-Consent" on Exhibit C-1.

     "Non-Consent Properties" is defined in Section 2.3.2.

     "NORM" means naturally occurring radioactive material.

     "Parties" is defined in the preamble.

     "Permit" means a material license, authorization, permit, variance and similar right or interest from Governmental Bodies.

     "Permitted Encumbrances" means:

     (a) Burdens if the cumulative effect thereof does not operate to reduce the Net Revenue Interest in a Well described in Exhibit C below the Net Revenue Interest for such Well set forth in Exhibit C or operate to increase the Subject Companies' Working Interest in a Well described in Exhibit C to more than the Working Interest for such Well set forth in Exhibit C (unless there is a corresponding increase in the Net Revenue Interest);

     (b) Division orders and sales contracts terminable without penalty upon no more than thirty (30) days notice to the purchaser;

     (c) Required third-party consents to assignment and similar agreements with respect to which waivers or consents (i) are obtained from the appropriate parties or (ii) are routinely obtained after transfer pursuant to transactions of this nature, including preferential rights to purchase;

     (d) Materialman's, mechanic's, repairman's, employee's, contractor's, operator's, Tax and other similar Liens or charges arising in the ordinary course of business for obligations (i) that are not delinquent or that will be paid and discharged in the ordinary course of business or (ii) if delinquent, that are being contested in good faith in the ordinary course of business;

     (e) All rights to consent by, required notices to, filings with, or other actions by any Governmental Body in connection with the sale or conveyance of oil and gas leases or interests therein if they are routinely obtained subsequent to the sale or conveyance;

     (f) Easements, rights-of-way, servitudes, Permits, surface leases and other rights in respect of surface or pipeline operations that do not materially interfere with oil and gas operations to be conducted on any Well or Lease;

     (g) All (i) operating agreements, unit agreements, unit operating agreements, pooling agreements and pooling designations affecting the Properties that are contained in Calpine's, Sellers' or the Subject Companies' files or
(ii) compulsory or commissioner's pooling or units; provided that the effect of any such documents will not reduce the Subject Companies' interest with respect to oil and gas produced from any Well below the Net Revenue Interest set forth in Exhibit C, or increase the Subject Companies' Working Interest in such Well to more than the Working Interest set forth in Exhibit C for such Well (unless there is a corresponding increase in the Net Revenue Interest);

     (h) Conventional rights of reassignment prior to release or surrender requiring notice to the holders of the rights;

     (i) All rights reserved to or vested in any Governmental Body to control or regulate any of the Properties in any manner, and all Applicable Laws;

     (j) The terms and conditions of the Leases, and of all agreements that are contained in Calpine's, Sellers' or the Subject Companies' files or that are recorded in the public records of the appropriate jurisdiction and which do not reduce the Subject Companies' interest with respect to oil and gas produced from any Well below the Net Revenue Interest set forth in Exhibit C for such Well, or increase the Subject Companies' Working Interest in such Well to more than the Working Interest set forth in Exhibit C for such Well (unless there is a corresponding increase in the Net Revenue Interest);

     (k) All other Liens, contracts, agreements, instruments, obligations, defects and irregularities affecting the Properties which individually or in the aggregate are not such as to interfere materially with the operation, value or use of any of the Properties, could not reasonably be expected to prevent or delay Buyer from receiving the proceeds of production from any Well and which do not reduce the Subject Companies' interest with respect to Hydrocarbons produced from any Well below the Net Revenue Interest set forth in Exhibit C for such Well, or increase the Subject Companies' Working Interest in such Well to more than the Working Interest set forth in Exhibit C for such Well (unless there is a corresponding increase in the Net Revenue Interest);

     (l) All Liens as set forth on Schedule 1 which will be released or terminated concurrently with the closing of the transactions contemplated herein; and

     (m) Preferential rights to purchase as described in Section 2.3.2.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, estate, unincorporated organization, other business entity or any Governmental Body.

     "Plugging and Abandonment" means all plugging, replugging, abandonment, removal, disposal or restoration associated with the Properties, including all plugging and abandonment, removal, surface restoration, site clearance and disposal of the wells, structures and personal property located on or associated with the Properties, the removal or capping and burying of all associated flowlines, the restoration of the surface in accordance with Applicable Laws or the terms and conditions of the applicable Leases, site clearance, as required by Applicable Laws, and any disposal of related waste materials, including NORM and asbestos, and shall include such Wells, structures, and personal property associated with any of the Properties, whether drilled or placed on a Lease prior to, at, or after the Closing Date.

     "Preferential Rights Properties" is defined in Section 2.3.2.

     "Preliminary Purchase Price" is defined in Section 14.2.

     "Privilege" is defined in Section 19.7.2.

     "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

     "Property"  or  "Properties"  means,  collectively,   all  of  the  Subject
Companies' right, title and interest in the following:

     (a) the oil, gas and other mineral leases and mineral fee, wellbore interests and other interests and estates and the lands and premises covered or affected thereby which are described on Exhibit B but excluding all or any undivided interests in and to the leases, leasehold interests or other interests (or any portion thereof) identified therein as "Non-Consent Properties" as set forth on Exhibit B-1 (collectively called the "Leases") or which Leases are otherwise referred to herein;

     (b) (i) the properties pooled or unitized with any of the Leases; (ii) all unitization, communitization, pooling agreements and declarations of pooled units and the units created thereby (including, without limitation, all units created under orders, regulations, rules or other official acts of any Governmental Body having jurisdiction and any units created solely among working interest owners pursuant to operating agreements or otherwise) which may affect all or any portion of the Leases including, without limitation, those units which may be described or referred to on Exhibit B; and (iii) all operating agreements, production sales or other contracts, farmout agreements, farm-in agreements, area of mutual interest agreements, equipment leases and other agreements which relate to the Leases or interests in the Leases described or referred to herein or on Exhibit B or to the production, sale, purchase, exchange, processing, handling, storage, transporting or marketing of the Hydrocarbons from or attributable to the Leases;

     (c) all Hydrocarbons which may be produced and saved after the Effective Date from or attributable to the Subject Companies' interests in the Leases, the lands pooled or unitized therewith, including all saleable oil in tanks and all rents, issues, profits, proceeds, products, revenues and other income from or attributable to the Leases and the lands pooled or unitized therewith;

     (d) all tenements, hereditaments, appurtenances and properties in anywise appertaining, belonging, affixed or incidental to the Leases, rights, titles, interests and estates described or referred to in paragraphs (a) and (b) above, including any and all property, real or personal, situated upon, used or held for use in connection with the operating, working or development of any of such Leases or the lands pooled or unitized therewith including any and all oil wells, gas wells, injection wells or other wells (collectively, such wells are referred to herein as "Wells" and are more fully described on Exhibit C, but excluding that portion of the net revenue and working interest for those Wells set forth in the column entitled "Non-Consent" on Exhibit C-1), buildings, structures, field separators, liquid extraction plants, plant compressors, pumps, pumping units, pipelines, sales and flow lines, gathering systems including the gathering system described on Exhibit C-2, field gathering systems, salt water disposal facilities, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing tubing and rods, surface leases, rights-of-way, easements, servitudes, licenses and other surface and subsurface rights situated upon, used or held for use solely in connection of the operating, working or development of any of such Leases or the lands pooled or unitized therewith, together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing properties;

     (e) interests of every nature in and to the Leases rights, titles, interests and estates and every part and parcel thereof, including the Leases or any other rights, titles, interests and estates as the same may be enlarged by the discharge of any payments out of production or by the removal of any charges or Permitted Encumbrances to which any of the Lease rights, titles, interests or estates are subject, or otherwise; together with any and all renewals and extensions of any of the Lease rights, titles, interests or estates; all contracts and agreements supplemental to or amendatory of or in substitution for the contracts and agreements described or mentioned above;

     (f) all improvements, tools, parts and equipment used in connection with, all or any part of the Property described in this or any other clause of this definition; and

     (g) to the extent transferable without material restriction or payment of a transfer or licensing fee, all Records.

     Notwithstanding anything to the contrary herein or otherwise, the Properties do not include, and Calpine and Sellers do hereby EXCEPT and EXCLUDE therefrom and do hereby RETAIN and RESERVE unto themselves, their successors and assigns, the Excluded Properties.

     "Purchase Price" is defined in Section 3.1.

     "Records" mean all of Calpine's and Sellers' Lease files, abstracts and title opinions, division order files, production records, well files, accounting records (but not including general financial accounting or tax accounting records), and other similar files and records which directly relate to the Properties, including geological and geophysical data other than those which Calpine or Sellers consider to be proprietary or confidential to it or which Calpine or Sellers cannot provide to a member of the Buyer Group without, in Calpine's or Sellers' opinion, breaching, or incurring a material risk of a breach of, agreements with other parties, or waiving, or incurring a material risk of waiving, legal privilege.

     "Remediation" or "Remediate" means affirmative actions or remedial work taken to remove or otherwise remedy an Environmental Condition, including any survey, site assessment, audit, investigation, inspection, sampling, analysis, removal, excavation, pump and treat, cleanup, disposal, storage, handling or treatment, excluding those actions associated with Plugging and Abandonment.

     "Rules" is defined in Article 20.

     "Sellers" is defined in the preamble.

     "Sellers' Actual Knowledge" means the actual knowledge of B.A. Bill Berilgen (Executive Vice President of Calpine and President-Calpine Fuels), Charles F. Chambers (Vice President of CNGLP), Roxy Blu (Director of Land of CNGLP), Michael Rosinski (Chief Financial Officer of CNGLP), Ed Seeman (Director Reservoir Engineering of CNGLP), Denise Bednorz (Controller of CNGLP), or Bert Bates (Director of EH&S of CNGLP).

     "Sellers' Retained Liabilities" is defined in Section 2.2.

     "Straddle Period" is defined in Section 12.1.

     "Subject Companies" means, collectively, all of the entities listed on Exhibit A; and "Subject Company" means any one of them.

     "Subject Equity" means, collectively, all of the Equity Interests of each of Rosetta Resources California, LLC, Rosetta Resources Offshore, LLC, Rosetta Resources Rockies, LLC, Rosetta Resources Texas GP, LLC, Rosetta Resources Texas LP, LLC, Calpine Natural Gas GP, LLC, and Calpine Natural Gas Holdings, LLC.

     A "Subsidiary" of any Person means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

     "Taxes" means any and all fees (including documentation, license, recording, filing and registration fees), taxes (including income, production, gross receipts, ad valorem, value added, windfall profit tax, environmental tax, turnover, sales, use, personal property (tangible and intangible), stamp, leasing, lease, user, leasing use, excise, franchise, transfer, heating value, fuel, excess profits, occupational, interest equalization, lifting, oil, gas, or mineral production or severance, and other taxes), levies, imposts, duties, charges or withholdings of any nature whatsoever, imposed by any Governmental Body or taxing authority thereof, domestic or foreign, together with any and all penalties, fines, additions to tax and interest thereon, whether such tax shall be existing or hereafter adopted.

     "Third Party" means a Person other than a Party or an Affiliate of a Party.

     "Transfer Agreement" means that certain Transfer and Assumption Agreement dated, July 7, 2005 by and among Calpine and the Subject Companies pursuant to which the Properties owned by Calpine will be conveyed to the Subject Companies.

     "Transition Services Agreement" means the Transition Services Agreement in the form of Exhibit F.

     "Working Interest" means, with respect to the Wells, units or Leases set forth in Exhibit C, the interest of the Subject Companies therein, without regard to any valid Burdens or Liens which is burdened with the obligation to bear and pay costs of operations; but excluding that portion of the working interest for those Wells set forth in the column entitled "Non-Consent" on Exhibit C-1 for those Wells.


                                   ARTICLE 2
                       SALE AND PURCHASE OF SUBJECT EQUITY

     2.1 Purchase and Sale. Subject to the terms and conditions herein set forth, Sellers agree to sell, assign, convey and deliver to Buyer, and Buyer agrees to purchase and acquire from Sellers at the Closing all of Sellers' right, title and interest in and to the Subject Equity.

     2.2 Sellers' Retained Liabilities. Subject to the terms and conditions herein set forth, the following Liabilities (collectively, the "Sellers' Retained Liabilities") shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Calpine and Sellers (and with regard to CNGLP, Calpine Natural Gas GP, LLC and Calpine Natural Gas Holdings, LLC, Calpine and Sellers shall assume, perform and discharge the following Liabilities and any Liabilities of the Calpine Business for which any of CNGLP, Calpine Natural Gas GP, LLC or Calpine Natural Gas Holdings, LLC could have any obligation to pay or perform) at and after the Closing:

          2.2.1 any Liability for additional payments of severance taxes, royalties, overriding royalties or other similar Burdens relating to the sales to Sellers or any of their Affiliates of Hydrocarbons produced from the Properties prior to the Closing Date;

          2.2.2 any Liabilities expressly retained by Calpine, Sellers or any of their Affiliates pursuant to the Employee Matters Agreement;

          2.2.3 any Liability for Taxes of Calpine, Sellers, or any of their Affiliates (i) attributable to all taxable periods ending on or before the Closing Date, (ii) for the portion of any taxable period that includes but does not end on the Closing Date, or (iii) that may be imposed on any member of Buyer Group under section 1.1502-6 of the Treasury regulations promulgated under the Code or any analogous provision of state or local law or regulation as a result of the affiliation of Buyer or its Affiliates with Calpine or Sellers; and

          2.2.4  any  Liability  arising  out of any  Proceeding  set  forth  on
Schedule 2.2.

     2.3 Preferential Rights and Consents.

          2.3.1 In connection with the transfers of certain of the Properties to the Subject Companies, Calpine and Sellers have requested (in accordance with the documents creating such rights and/or requirements) all consents to assignment (or waivers to such consents) that, to Sellers' Actual Knowledge, are necessary in order for Calpine to consummate the transfer of the Properties to the Subject Companies pursuant to the Transfer Agreement. The Parties agree to use commercially reasonable efforts to obtain such consents or waivers (but Calpine and Sellers shall have no obligation to assure that such waivers or consents are obtained). On or before the Closing, Sellers will, or will cause the appropriate member of the Calpine Group to, give notice to all Persons who hold preferential rights to purchase any of the Properties in accordance with the documents creating such rights and/or requirements.

          2.3.2 Notwithstanding that Calpine and Sellers may not be able to obtain waivers of the preferential rights to purchase or consents to assignment which are necessary in order to convey the Properties to the Subject Companies, the Parties shall proceed with Closing. Prior to the Closing and in accordance with the Transfer Agreement, Calpine and Sellers (i) will assign to the Subject Companies the Properties, including any Properties that are subject to preferential rights to purchase ("Preferential Right Properties"), for the Purchase Price set forth herein, and (ii) retain all rights to any of the Properties that are subject to consents that are not received before the Closing ("Non-Consent Properties"). The Purchase Price shall be reduced by the allocated value of Non-Consent Properties as set forth in Exhibit D (with a corresponding adjustment of any of the items in Section 4.1 or 4.2 that relate to the Non-Consent Properties). The Preferential Right Properties were transferred to the Subject Companies subject to the applicable preferential rights to purchase.

          2.3.3 From and after the Closing, Calpine shall continue to hold title to the Non-Consent Properties subject to the provisions of this Section 2.3.
Buyer (directly or indirectly through one of the Subject Companies; for the purposes of this Section 2.3, Buyer shall also include the Subject Companies following the Closing) shall manage, operate and market production from the Non-Consent Properties pursuant to the applicable provisions of the Transition Services Agreement. Buyer, with the cooperation of Calpine and Sellers, shall continue for a six (6) month period immediately following the Closing to use commercially reasonable efforts to obtain any waivers of the preferential rights relating to the Preferential Right Properties and consents to the assignment of the Non-Consent Properties, provided that the Parties shall have no obligation to pay any amount to obtain such consent or waivers.

          2.3.4 If during the six (6) month period after the Closing Date, the Parties are able to obtain consents to transfer any Non-Consent Properties (such Properties are referred to herein as the "Cured Non-Consent Properties"), then such Properties shall be transferred to Buyer (or the Subject Company designated by it) in accordance with the provisions of this Section 2.3.4. Promptly at the end of each month during such six (6) month period after the Closing Date (but not more than five (5) days thereafter), Calpine shall transfer to Buyer (or the Subject Company designated by it), and Buyer shall purchase from the transferring party, any Cured Non-Consent Properties for which the consent to assign was obtained during the preceding month. The purchase price for the Cured Non-Consent Properties shall be the allocated value of such properties as set forth in Exhibit D, with a corresponding adjustment of any of the items in
Section 4.1 or 4.2 that relate to the Cured Non-Consent Properties through the date of the transfer to Buyer (or the Subject Company designated by it). The purchase price for the Cured Non-Consent Properties shall be paid by Buyer in immediately available funds. The purchase of the Cured Non-Consent Properties shall be on the same terms and subject to the same provisions of this Agreement (other than the purchase price determined in accordance with this Section 2.3.4) as applicable to the Properties that were conveyed pursuant to the Transfer Agreement. Any Non-Consent Properties for which consents have not been obtained during the six (6) month period after the Closing shall remain with Calpine and shall no longer be subject to this Agreement.

          2.3.5 If any rights to purchase any of Preferential Right Properties are exercised and consummated following the Closing Date, Buyer (or the Subject Company designated by it) shall be entitled to retain all of the amounts paid therefor and shall have all obligations and Liability relating to the transfer thereof to the purchasing party, including any Liability relating to the allocation of the Purchase Price to the Preferential Right Properties.

     2.4 Governmental Bonds. Attached hereto as Schedule 2.4 is a list of all bonds placed by Calpine and CNGLP with a Governmental Body for the ownership and operation of the Properties. At or prior to the Closing, Buyer shall deliver to Calpine and Sellers evidence reasonably satisfactory to Calpine and Sellers that a member of the Buyer Group has posted bonds or other security with each applicable Governmental Body to own and, where appropriate, operate the Properties in accordance with the requirements of such Governmental Body. Where such bonds or other security are placed in the name of CNGLP and will not be replaced at Closing, Buyer agrees that the Purchase Price shall be increased in the aggregate amount of such bonds or other security to the extent that Calpine or CNGLP has paid any amounts in connection therewith. Buyer shall indemnify, defend and hold harmless Calpine, Sellers and their Affiliates for any Liability that is assessed against any bond or other security listed on Schedule 2.4, or for the taking or conversion thereof, that occurs on or after the Closing.

                                   ARTICLE 3
                                 PURCHASE PRICE

     3.1 Purchase Price. The total purchase price to be paid by Buyer to Sellers for the Subject Equity shall be One Billion Six Million Five Hundred Thousand Dollars ($1,006,500,000) (the "Purchase Price"), subject to any applicable adjustments as provided in this Agreement, including Article 4.

     3.2 Allocated Value. Sellers and Buyer agree and stipulate that the Allocated Values set forth for the Properties in Exhibit D have been established solely for use in calculating adjustments to the Purchase Price as provided herein, such schedule of Allocated Values being solely for the convenience of the Parties. Sellers and Buyer do not intend that such schedule of Allocated Values be treated or interpreted to constitute an allocation of the Purchase Price among the Properties for federal or state income tax purposes.

                                   ARTICLE 4
                          ADJUSTMENTS TO PURCHASE PRICE

     The Purchase Price shall be adjusted as follows:

     4.1 Increases in Purchase Price. The Purchase Price shall be increased by an amount equal to the sum of the following amounts:

          4.1.1 The amount of costs and expenses (other than administrative overhead addressed by the fixed charge below) actually paid or to be paid by any of Calpine, Sellers, the Subject Companies or their Affiliates related to owning, operating, producing and maintaining the Properties from the Effective Date to the Closing Date, including capital expenditures, plus a fixed overhead charge of $0.48/Mcfe per month, which shall be in lieu of any per-well COPAS administrative charges on wells operated by any of Calpine, Sellers, the Subject Companies, or their Affiliates;

          4.1.2 The amount of all prepaid expenses, including all Taxes based upon or measured by ownership, relating to the Properties, paid by any of Calpine, Sellers, the Subject Companies or their Affiliates and attributable to periods of time after the Effective Date;

          4.1.3 The amount of all upward adjustments to the Purchase Price provided for in this Agreement;

          4.1.4 The value of (a) all oil and other Hydrocarbons in pipelines or in tanks above the pipeline sales connection, in each case at the Effective Date that is credited to the Properties and not sold by any of Calpine, Sellers, the Subject Companies or their Affiliates prior to Closing, (b) all unsold inventory of gas plant products attributable to the Properties at the Effective Date and not sold by any of Calpine, Sellers, the Subject Companies or their Affiliates prior to Closing, each such value to be the market or, if applicable, the contract price in effect as of the Effective Date, less any applicable Taxes and Burdens and (c) all gas imbalance volumes owed to any of Calpine, Sellers, the Subject Companies or their Affiliates by a Third Party as of the Effective Date as estimated on Schedule 5.11, multiplied by $3.00 per Mcf; and

          4.1.5 Any other amount provided for in this Agreement as an increase in the Purchase Price.

     4.2 Decreases in Purchase Price. The Purchase Price shall be decreased by an amount equal to the sum of the following amounts:

          4.2.1 The amount of all proceeds paid or to be paid to any of Calpine, Sellers, the Subject Companies or their Affiliates, including proceeds from the sale of production, net of all applicable Taxes and Burdens paid or to be paid by any of Calpine, Sellers, the Subject Companies or their Affiliates, attributable to the Properties for periods of time after the Effective Date;

          4.2.2 An amount equal to all Taxes based upon or measured by ownership, relating to the Properties that are unpaid as of the Closing Date and attributable to periods of time prior to the Effective Date;

          4.2.3 The value of all gas imbalance volumes owed by any of Calpine, Sellers, the Subject Companies or their Affiliates to a Third Party as of the Effective Date as estimated on Schedule 5.11, multiplied by $3.00 per Mcf; and

          4.2.4 Any other amount provided for in this Agreement (including under Section 2.3.3) as a decrease in the Purchase Price.

     4.3 Schedule of Purchase Price  Adjustments at Closing.  Attached hereto as
Schedule 4.3 is an estimate of the Purchase Price and related adjustments as of the Closing Date that is based upon the adjustments in Sections 4.1 and 4.2. Reference is made to Article 15 for post-closing adjustments to be made for any modification to such adjustments for actual amounts received after closing.

                                   ARTICLE 5
              REPRESENTATIONS AND WARRANTIES OF CALPINE AND SELLERS

     Calpine and each of the Sellers represent and warrant, jointly and severally, to Buyer as to themselves and as to each of the Subject Companies, that each of the statements made in this Article 5 are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date.

     5.1 Organization. Calpine is a Delaware corporation validly existing and in good standing under the laws of the State of Delaware. Calpine Gas is a limited liability company validly existing and in good standing under the laws of the State of Delaware. Calpine Fuels is a corporation validly existing and in good standing under the laws of the State of California. Each of the Subject Companies is validly existing and in good standing under the laws of the State of Delaware. Sellers and each of the Subject Companies are in good standing and duly qualified to do business in each other jurisdiction in which the conduct of its business or ownership or leasing of its properties makes such qualification or registration necessary.

     5.2 Authority. Calpine and each Seller has full power to enter into and perform its obligations under this Agreement and has taken all proper corporate action to authorize entering into this Agreement and performing its obligations hereunder.

     5.3 No Conflict. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, nor the compliance with the terms hereof will (a) (i) result in any default under any material agreement or instrument relating to the Calpine Business to which Calpine or any Seller is a party (including its governing documents) or by which any of its or its Affiliate's assets or properties is bound or (ii) violate any order, writ, injunction, decree, statute, rule or regulation relating to the Calpine Business to which Calpine or any Seller or to any of its or its Affiliate's assets or properties; or (b) to Sellers' Actual Knowledge, (i) result in any default under any material agreement or instrument relating to the Buyer Business to which Calpine or any Seller is a party or by which any of its or its Affiliate's

Properties is bound, or (ii) violate any order, writ, injunction, decree, statute, rule or regulation relating to the Buyer Business which is applicable to Calpine or any Seller or to any of its or its Affiliate's assets or properties; other than requirements to obtain (x) those consents to assignment or waivers of preferential rights to purchase from third parties set forth in
Schedule 5.3 and (y) approvals from any Governmental Body customarily obtained post-closing.

     5.4 Enforceability. This Agreement has been duly executed and delivered on behalf of Calpine and each Seller and constitutes the legal, valid and binding obligation of each such Persons, enforceable in accordance with its terms, except as limited by bankruptcy or other similar laws applicable generally to creditors' rights and as limited by general equitable principles.

     5.5 Contracts. To Sellers' Actual Knowledge, Schedule 5.5 describes (a) all area of mutual interest agreements (other than area of mutual interest provisions of customary joint operating agreements), all purchase or sale agreements (other than with respect to production of Hydrocarbons and the disposition of field equipment in the ordinary course of business), partnership (other than tax partnerships), joint venture and/or exploration or development program agreements relating to Wells and Leases or otherwise included in the Properties, (b) all of the production sales, marketing and processing agreements relating to the Wells and Leases, other than such agreements which are terminable by any of Calpine, Sellers or the Subject Companies without penalty on ninety (90) or fewer days' notice, and (c) any contracts or agreements (other than contracts for utility services) burdening the Properties which could reasonably be expected to obligate the Subject Companies to expend in excess of $1,000,000 in any calendar year ((a) - (c) collectively, the "Material Contracts"). To Sellers' Actual Knowledge, (x) none of Calpine, Sellers or the Subject Companies has received written notice of its default in any material respect under any of the Material Contracts, the Leases or the Easements; (y) the Material Contracts and the Leases are in full force and effect; and (z) none of Calpine, Sellers or the Subject Companies is in default in any material respect thereunder or under any Easement.

     5.6 Litigation and Claims. Except as set forth on Schedule 5.6, no Proceeding is pending or, to Sellers' Actual Knowledge, threatened with respect to Calpine, Sellers or any Subject Company that could reasonably be expected to materially and adversely affect the Subject Companies or the ownership, operation or value of the Properties or the Buyer Business, or which would materially adversely affect the ability of Calpine or Sellers to consummate the transactions contemplated herein.

     5.7 Financial Statements. Calpine and Sellers have delivered to Buyer accurate and complete copies of (i) the audited combined balance sheets of the Domestic Oil & Gas Properties of Calpine and its Affiliates as of December 31, 2003 and 2004, the related audited combined statements of income, equity, and cash flows/changes in financial position for each of the years then ended and the notes thereto (the "Annual Financial Statements"); and (ii) the unaudited combined balance sheets of the Domestic Oil & Gas Properties of Calpine and its Affiliates as of March 31, 2005, and the related unaudited combined statements of income, equity, cash flows/changes in financial position for the three-month period then ended and the notes thereto (the "Interim Financial Statements"; and, collectively with the Annual Financial Statements, the "Financial Statements"). The Financial Statements (i) represent actual bona fide transactions, (ii) have been prepared from the books and records of Calpine, Sellers and the Subject Companies in conformity with GAAP applied on a basis consistent with preceding years throughout the periods involved, and (iii) accurately, completely, and fairly present the combined financial position of the assets of the domestic oil and gas exploration and production business of Calpine and its Affiliates as of the respective dates thereof and their combined results of operations and cash flows/changes in financial position for the periods then ended as if such companies were stand alone entities, except that the Interim Financial Statements are subject to normal year-end adjustments, which are not reasonably expected to be material in the aggregate.

     5.8 No Liabilities. The Subject Companies have no existing, or to Sellers' Actual Knowledge, threatened material Liability other than Liabilities (i) incurred in the ordinary course of the Buyer Business since March 31, 2005; (ii) that are less than $1,000,000 individually; (iii) disclosed in the Financial Statements or (iv) disclosed herein or in the Schedules hereto.

     5.9 Subject Equity. Sellers are the sole, record and beneficial owners of the Subject Equity, and upon delivery of the Assignments to Buyer, Sellers shall transfer good and marketable title to the Subject Equity, free and clear of all Liens. There are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire any interest in the Subject Equity, and there are no authorized, outstanding or existing proxies, voting trusts, equity holder agreements or other agreements or understandings with respect to the voting of the Subject Equity. None of Calpine or Sellers nor any agent acting on their behalf has offered any of the Subject Equity for sale to any party which offer remains outstanding on the date hereof.

     5.10 Notices. Except as set forth in Schedule 5.10, to Sellers' Actual Knowledge, (a) Calpine's and the Subject Companies' operation of the Properties is not the subject of any pending regulatory Proceedings and (b) none of Calpine, Sellers and Subject Companies has received written notice, which has not heretofore been complied with, of any violation of Applicable Law issued with respect to any of the Properties.

     5.11  Imbalances.  To  Sellers'  Actual  Knowledge,  except as set forth on
Schedule 5.11, there are no gas or other Hydrocarbon production, pipeline, transportation or processing imbalances existing as of the dates set forth in
Schedule 5.11 with respect to any of the Properties, other than those that do not exceed $5,000 individually or relate to transactions occurring less than 30 days before the date of this Agreement.

     5.12 Current Commitments and AFEs. Schedule 5.12 contains a complete and accurate list as of the date of this Agreement of (i) all pending authorizations for expenditures ("AFEs") which commit any of Calpine, Sellers or the Subject Companies in excess of $250,000 to drill or rework Wells or for capital expenditures pursuant to any of the Contracts that have been proposed by any person on or after the Effective Date, whether or not accepted by Calpine, Sellers, the Subject Companies, or any Third Party, and (ii) all AFEs and oral or written commitments in excess of $250,000 to drill or rework Wells or for other capital expenditures pursuant to any of the Contracts for which all of the activities anticipated in such AFEs or commitments have not been completed by the date of this Agreement.

     5.13 Property Operation and Personal Property. To Sellers' Actual Knowledge, the Wells have been drilled, completed, operated, developed and produced in material compliance with all Applicable Laws (other than those relating to environmental matters, which are dealt with in Section 5.17) and all necessary Permits (other than those relating to environmental matters, which are dealt with in Section 5.17) which are material to the ownership, use or operation of the Properties have been obtained and are in force. To Sellers' Actual Knowledge, the equipment and fixtures located on the Properties constitutes the equipment and fixtures reasonably necessary for the operations of the Properties for the production of the Hydrocarbons. To the Sellers' Actual Knowledge, such equipment and fixtures currently in service are in good repair and operating condition and are suitable for the purposes for which such equipment and fixtures are employed.

     5.14 Take-or-Pay. To Sellers' Actual Knowledge, except as set forth on Exhibit C, no Subject Company is obligated, under a take-or-pay or similar arrangement, or by virtue of an election to non-consent, or not participate in a past or current operation on the Properties pursuant to the applicable operating agreement, to produce Hydrocarbons, or allow Hydrocarbons to be produced, without receiving full payments at the time of delivery in an amount that corresponds to the Net Revenue Interest in the Hydrocarbons attributable to any Well described in Exhibit C.

     5.15 Tax Partnerships. Except as disclosed on Schedule 5.15, none of the Properties is subject to or burdened by any partnership, joint venture or other arrangement that is treated as a partnership for federal and applicable state income tax purposes.

     5.16 Solvency. Calpine and Sellers are not insolvent, nor will Calpine or Sellers be rendered insolvent by the occurrence of the transactions contemplated in this Agreement, as such terms are used or defined in applicable state and federal fraudulent conveyance or transfer laws.

     5.17 Environmental Condition. Except as set forth on Schedule 5.17, to Sellers' Actual Knowledge, there are no pending written claims, actions or Proceedings by any Third Party or Governmental Body caused by or arising out of any Environmental Condition pending with regard to the ownership or operation of the Properties and there are no Environmental Conditions presently under Remediation with respect to the Properties.

                                   ARTICLE 6
                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Calpine and Sellers that each of the statements made in this Article 6 are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date.

     6.1 Organization. Buyer is a corporation validly existing and in good standing under the laws of the State of Delaware. Buyer is in good standing and duly qualified to do business in each other jurisdiction in which the conduct of its business or ownership or leasing of its properties makes such qualification or registration necessary.

     6.2 Authority. Buyer has full power to enter into and perform its obligations under this Agreement and has taken all proper corporate action to authorize entering into this Agreement and performing its obligations hereunder.

     6.3 No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, nor the compliance with the terms hereof will result in any default under any material agreement or instrument to which Buyer is a party (including its governing documents), or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its properties.

     6.4 Enforceability. This Agreement has been duly executed and delivered on behalf of Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as limited by bankruptcy or other similar laws applicable generally to creditor's rights and as limited by general equitable principles.

     6.5 No Further Distribution. Buyer is acquiring the Subject Equity for its own account and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act of 1933, 15 U.S.C. ss. 77a et seq., and any other Applicable Laws pertaining to the distribution of securities, except in compliance with the applicable securities laws.

     6.6 Finder's Fees. Except for fees payable to Friedman, Billings, Ramsey & Co., Inc., Buyer has not incurred any liability, contingent or otherwise, for brokers' or finders' fees in respect to this transaction for which any Seller shall have any responsibility whatsoever.

                                   ARTICLE 7
                               COVENANTS OF SELLER

     7.1 Conduct of Business Pending Closing. From the date hereof to the Closing Date, except as provided herein or in Article 7 of the Transfer Agreement, as required by any obligation, agreement, Lease, contract, or instrument referred to on any Exhibit or Schedule or as otherwise consented to in writing by Buyer, Calpine and each Seller shall, or shall cause its respective Subject Companies, to:

          7.1.1 Not (a) act in any manner with respect to the Properties other than in the normal, usual and customary manner, consistent with prior practice;
(b) dispose of, encumber or relinquish any of the Properties (other than any relinquishment resulting from the expiration of any Lease or Material Contract in accordance with its terms); (c) waive, compromise or settle any material right or claim with respect to any of the Properties; or (d) except with respect to those matters identified in Schedule 5.12, propose capital or workover expenditures with respect to the Properties in excess of $1,000,000 (net to Calpine's, Sellers' or the Subject Companies' interest), except when required by an emergency when there shall have been insufficient time to obtain advance consent (provided, that Calpine or Sellers will promptly notify Buyer of any such emergency expenditures);

          7.1.2 Cooperate with Buyer in the notification of any Governmental Body of the transactions contemplated herein and cooperate with Buyer in obtaining the issuance by each such authority of such Permits as may be necessary for Buyer to own and operate the Subject Companies and their respective Properties following the Closing;

          7.1.3 Use commercially reasonable efforts, when necessary in Buyer's opinion, to seek appointment of one of the Subject Companies designated by Buyer as the successor operator to Calpine or Sellers with respect to all Properties currently operated by Calpine or Sellers;

          7.1.4 Until Closing, maintain all insurance with respect to the Subject Companies and the Properties currently in force with approximately the same coverages and limits as are in effect at the date hereof; and

          7.1.5 Obtain the resignation, or terminate the positions, of those officers, directors, and managers of the Subject Companies as requested by Buyer in writing prior to the Closing.

     7.2 Tax Matters. No extension of time to assess any Tax or settle any Tax claim relating to or in any way affecting the Properties may be requested or granted after the date of this Agreement without the prior written consent of Buyer. No election with respect to Taxes relating to or in any way affecting the Properties may be made or changed by Calpine or Sellers after the date of this Agreement without the prior written consent of Buyer.

     7.3 Satisfaction of Conditions. Calpine and Sellers will use commercially reasonable efforts to consummate, make effective and comply with all of the terms of this Agreement (including satisfaction, but not waiver, of the Closing conditions for which they are responsible or otherwise in control).

                                   ARTICLE 8
                               COVENANTS OF BUYER

     8.1 Satisfaction of Conditions. Buyer will use commercially reasonable efforts to consummate, make effective and comply with all of the terms of this Agreement (including satisfaction, but not waiver, of the Closing conditions for which it is responsible or otherwise in control).

                                   ARTICLE 9
                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

     The obligations of Calpine and Sellers to be performed at or after the Closing are subject to the fulfillment (or waiver by Calpine and Sellers in their sole discretion), before or at the Closing, of each of the following conditions:

     9.1 Representations and Warranties. The representations and warranties by Buyer set forth in Article 6 and each of the Ancillary Agreements shall be true and correct in all material respects at and as of the Closing as though made at and as of the Closing.

     9.2 Covenants. Buyer shall have performed and complied with in all material respects all covenants and agreements required to be performed and satisfied by it pursuant to this Agreement and each of the Ancillary Agreements at or prior to Closing.

     9.3 No Litigation. There shall be no Proceeding pending or threatened to restrain or prohibit the consummation of the transactions contemplated in this Agreement.

     9.4 Consents. All consents and approvals required to be obtained before Closing shall have been obtained or shall have expired without being exercised and have therefore been waived, except for those consents and approvals which are customarily obtained after closing of transactions similar to those contemplated herein and those relating to the Properties that have been excluded from the transfers to the Subject Companies in accordance with Section 2.3.2.

                                   ARTICLE 10
                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

     The obligations of Buyer to be performed at or after the Closing are subject to the fulfillment (or waiver by Buyer in its sole discretion), before or at the Closing, of each of the following conditions:

     10.1 Representations and Warranties. The representations and warranties of Calpine and Sellers set forth in Article 5 and each of the Ancillary Agreements shall be true and correct in all material respects at and as of the Closing as though made at and as of the Closing; provided, however, that in no event shall the failure to obtain a consent or waiver on Schedule 5.3 (to the extent addressed in Section 2.3) or the existence of an Adverse Environmental Condition cause a representation or warranty to be untrue or incorrect.

     10.2 Covenants. Calpine and Sellers shall have performed and complied with in all material respects all covenants and agreements required to be performed and satisfied by them pursuant to this Agreement and each of the Ancillary Agreements at or prior to Closing.

     10.3 No Litigation. There shall be no Proceeding pending or threatened to restrain or prohibit the consummation of the transactions contemplated in this Agreement.

     10.4 Consents. All consents and approvals required to be obtained before Closing shall have been obtained or shall have expired without being exercised and have therefore been waived, except for those consents and approvals which are customarily obtained after closing of transactions similar to those contemplated herein and those relating to the Properties that have been excluded from the transfers to the Subject Companies in accordance with Section 2.3.2.

     10.5 Release of Liens. All Liens of record burdening the Properties (other than Permitted Encumbrances) shall be released at or before Closing and Calpine and Sellers shall have made arrangements reasonably acceptable to Buyer for the payment and release of all Liens described on Schedule 1.

     10.6  FIRPTA  Certificate.  Each  Seller  shall have  delivered  to Buyer a
non-foreign   certificate  required  by  Section  1445  of  the  Code  to  avoid withholding on any portion of the Purchase Price.

                                   ARTICLE 11
                              ENVIRONMENTAL MATTERS

     11.1 Presence of Wastes, NORM, Hazardous Substances and Asbestos. BUYER ACKNOWLEDGES THAT THE PROPERTIES HAVE BEEN USED TO EXPLORE FOR, DEVELOP AND PRODUCE HYDROCARBONS, AND THAT SPILLS OF WASTES, CRUDE OIL, PRODUCED WATER, HAZARDOUS SUBSTANCES AND OTHER MATERIALS MAY HAVE OCCURRED THEREON. ADDITIONALLY, THE PROPERTIES, INCLUDING PRODUCTION EQUIPMENT, MAY CONTAIN ASBESTOS, HAZARDOUS SUBSTANCES OR NORM. NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS AND EQUIPMENT AS SCALE OR IN OTHER FORMS, AND NORM-CONTAINING MATERIAL MAY HAVE BEEN BURIED OR OTHERWISE DISPOSED OF ON THE PROPERTIES. A HEALTH HAZARD MAY EXIST IN CONNECTION WITH THE PROPERTIES BY REASON THEREOF. SPECIAL PROCEDURES MAY BE REQUIRED FOR REMEDIATION, REMOVING, TRANSPORTING AND DISPOSING OF ASBESTOS, NORM, HAZARDOUS SUBSTANCES AND OTHER MATERIALS FROM THE PROPERTY. With respect to the Properties owned by the Subject Companies at the Closing and all Properties that may be subsequently transferred pursuant to Section 2.3, Buyer assumes all liability for the assessment, Remediation, removal, transportation and disposal of these materials and associated activities in accordance with the applicable rules, regulations and requirements of any Governmental Body. Buyer understands that the Properties were conveyed to the Subject Companies by Calpine or Sellers on an "as is, where is" basis, and Buyer waives, and shall cause the Subject Companies to waive, all claims against the Sellers for the condition of the Properties, including any Adverse Environmental Condition relating to the Properties.

                                   ARTICLE 12
                                   TAX MATTERS

     12.1 Tax Indemnification. Calpine and Sellers shall indemnify, defend and hold harmless Buyer from and against (i) any Liability for Taxes of Calpine, Sellers or their Affiliates in respect of all taxable periods ending on or before the Closing Date, (ii) any Liability for Taxes of Calpine, Sellers or their Affiliates for the portion of any taxable period that includes but does not end on the Closing Date (the "Straddle Period"), and (iii) any Liability that may be imposed on any member of Buyer Group under section 1.1502-6 of the Treasury regulations promulgated under the Code or any analogous provision of state or local law or regulation as a result of the affiliation of Buyer or its Affiliates with Calpine or Sellers.

     12.2 Apportionment of Taxes. All Straddle Period Taxes imposed on or with respect to the Properties shall be prorated between Calpine and Sellers, on the one hand, and Buyer, on the other hand, as of the Closing Date, based on the number of days in the calendar year before and after the Closing Date. Calpine and Sellers shall be responsible for those days up to and including the Closing Date, and Buyer shall be responsible for those days after the Closing Date. Where Taxes have not been assessed and are not yet payable as of the Closing Date, the Parties shall estimate the Taxes as of the Closing Date (based upon the prior year's Taxes) and prorate the estimated Taxes accordingly. When the actual amount of Taxes is known by the Parties, the Parties shall prorate the actual amount of Taxes to correct any erroneous payment based on the earlier proration of estimated Taxes.

     12.3 Payment of Taxes. Subject to the representations and warranties of Calpine and Sellers contained herein, any Tax in respect of any Tax period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date shall be the responsibility of Buyer.

     12.4 Resolution of Disagreements Between Buyer and Sellers. If Buyer, on the one hand, and Calpine or Sellers, on the other hand, disagree as to the amount of Taxes for which each is liable under this Agreement, Buyer, Calpine and Sellers shall promptly consult each other in an effort to resolve such dispute. If any such point of disagreement cannot be resolved within sixty (60) days of the initial date of consultation, Buyer, Calpine and Sellers shall within ten (10) days after such sixty (60) day period jointly select a nationally recognized independent public accounting firm which has not, except pursuant to this Agreement, performed any services for Buyer, Calpine, Sellers or their respective Affiliates, to act as an arbitrator to resolve, within sixty
(60) days after their selection, all points of disagreement concerning Tax matters with respect to this Agreement and presented to such accounting firm at the time of its selection. If no nationally recognized independent public accounting firm meets the aforementioned standard, the Parties nonetheless shall attempt to agree on an accounting or law firm that is satisfactory to all of them. If Buyer, Calpine and Sellers cannot agree on the selection of an accounting or law firm within such ten (10) day period, within five (5) Business Days after such ten (10) day period, the Parties shall select an eligible nationally recognized accounting firm by lot.

     12.5 Cooperation.

          12.5.1 Buyer shall promptly inform Calpine and Sellers if any taxing authority asserts a claim, makes an assessment, or otherwise disputes the amount of Taxes of any member of the Buyer Group for which any member of the Calpine Group is or may be liable under this Agreement. Calpine and Sellers shall conduct, and Buyer shall have the right to reasonably cooperate in, the defense of any Claim or Proceeding pertaining to Taxes for which indemnity may be sought against any member of the Calpine Group. In the event of any Claim or Proceeding relating to Taxes, Buyer, Calpine and Sellers shall cooperate in such matters in the same manner as other legal matters in accordance with Section 19.7.

          12.5.2 Buyer, Calpine and Sellers agree, upon request, to use, or cause to be used, commercially reasonable efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including but not limited to, with respect to the transactions contemplated hereby).

                                   ARTICLE 13
                         SUSPENSE FUNDS HELD BY SELLER

     13.1 Suspense Funds Held By Seller. BUYER HAS PRIOR TO THE DATE OF THIS AGREEMENT OBTAINED A LIST OF ALL PROCEEDS FROM PRODUCTION ATTRIBUTABLE TO THE PROPERTIES THAT ARE CURRENTLY HELD IN SUSPENSE WHICH ARE OWING TO THIRD PARTY

OWNERS OF ROYALTY, OVERRIDING ROYALTY, WORKING OR OTHER INTERESTS IN RESPECT OF PAST PRODUCTION OF OIL, GAS OR OTHER HYDROCARBONS ATTRIBUTABLE TO THE PROPERTIES. AT THE CLOSING, THE SUBJECT COMPANIES SHALL HAVE CONTROL OF ALL SUCH SUSPENDED PROCEEDS ("BUYER'S SUSPENSE ACCOUNTS"). UPON CLOSING, BUYER AND THE SUBJECT COMPANIES SHALL ADMINISTER ALL SUCH ACCOUNTS AND ASSUME ALL PAYMENT OBLIGATIONS RELATING TO THE SUSPENSE FUNDS IN ACCORDANCE WITH ALL APPLICABLE LAWS AND SHALL BE LIABLE FOR THE PAYMENT THEREOF TO THE PROPER PARTIES.

                                   ARTICLE 14
                                     CLOSING

     14.1 The Closing. The closing of the purchase and sale of the Subject Equity pursuant to this Agreement ("Closing") shall be held at the offices of Thompson & Knight LLP, 333 Clay St., Suite 3300, Houston, Texas at 10:00 a.m. on July 7, 2005 or such date as may be mutually agreed by the Parties (the "Closing Date"), provided that the Closing shall not occur until the closing of the transactions contemplated in the Transfer Agreement.

     14.2 Closing Statement. Sellers shall provide Buyer with a closing statement reflecting its good faith estimation of the Purchase Price and allocations between the Sellers, as adjusted pursuant to Article 4 (the "Preliminary Purchase Price"), prior to the Closing.

     14.3 Closing Deliveries. At Closing the following events shall occur, each event under the control of a Party hereto being a condition precedent to the events under the control of the other Party, and each event being deemed to have occurred simultaneously with the other events:

          14.3.1 Buyer shall deliver via wire transfer to an account specified by Sellers, in immediately available funds, the Preliminary Purchase Price;

          14.3.2 Each of Sellers shall execute, acknowledge, and deliver to Buyer, and Buyer shall accept by execution, an Assignment of Membership Interest, or Assignment of Partnership Interest, as applicable, of all the right, title, and interest of that Seller in and to the Membership Interest or Partnership Interest of that Seller substantially in the form of Exhibit G (collectively, the "Assignments");

          14.3.3 The Parties shall execute and deliver the Transition Services Agreement;

          14.3.4 Calpine and Buyer shall execute and deliver the Employee Matters Agreement;

          14.3.5 Calpine and Sellers shall have obtain and deliver the releases of Liens described in Section 10.5; and

          14.3.6 Each Party shall execute, acknowledge and deliver, or shall cause to be executed, acknowledged, and delivered, division orders, transfer orders or letters in lieu thereof directing all purchasers of production from the Properties to make payment of proceeds attributable to such production occurring on or after the Effective Date to Buyer or the Subject Companies, or designated by Buyer.

                                   ARTICLE 15
                            POST-CLOSING ADJUSTMENTS

     15.1 Final Settlement Statement. After the Closing Date, Buyer shall prepare, in accordance with this Agreement, a statement ("Final Settlement Statement"), a copy of which shall be delivered to Calpine and Sellers no later than ninety (90) days after the Closing Date, setting forth each adjustment to the Purchase Price necessary to determine the Purchase Price and showing the calculation of such adjustments in accordance with Article 4. Calpine and Sellers shall have thirty (30) days after receipt of the Final Settlement Statement to review such statement and to provide written notice to Buyer of Calpine's or Sellers' objection to any item on the statement. In reviewing the Final Settlement Statement, Calpine and Sellers will have the right to communicate with, and to review the work papers, schedules, memoranda and other documents Buyer has prepared or reviewed in creating the Final Settlement Statement and thereafter will have access to all relevant books and records, all to the extent Calpine or Sellers reasonably require to complete their review of the Final Settlement Statement. Sellers' notice shall clearly identify the item(s) objected to and the reasons and support for the objection(s). If Calpine or Sellers do not provide written objection(s) within the thirty (30) day period, the Final Settlement Statement shall be deemed correct and shall not be subject to further adjustment. If Calpine or Sellers provide written objection(s) within the thirty (30) day period, the Final Settlement Statement shall be deemed correct with respect to the items not objected to. Buyer, Calpine and Sellers shall meet to negotiate and resolve the objections within thirty (30) days of Buyer's receipt of Calpine's or Sellers' objections. If the Parties agree on all objections, the adjusted Final Settlement Statement shall be deemed correct and shall not be subject to further adjustment. Any items not agreed to at the end of the thirty (30) day period may, upon any Party's written request, be resolved by arbitration in accordance with Section 15.2.

     15.2 Arbitration. If the Parties cannot agree upon the Final Settlement Statement, the dispute shall be promptly submitted to a mutually agreeable third-party accountant, which shall act as an arbitrator and promptly decide all points of disagreement with respect to the Final Settlement Statement. The decision of such arbitrator on all such points shall be final and binding upon the Parties and shall be enforceable against any Party in any court of competent jurisdiction. The costs and expenses of the such arbitrator shall be borne fifty percent (50%) by Sellers and fifty percent (50%) by Buyer.

     15.3 Payment of Final Purchase Price. If the Purchase Price shown on the Final Settlement Statement is more than the Preliminary Purchase Price, Buyer shall pay such difference to Sellers in immediately available funds within five
(5) Business Days after the Final Settlement Statement has been agreed by the Parties or decided by the arbitrator, as applicable. If the Purchase Price shown on the Final Settlement Statement is less than the Preliminary Purchase Price, Calpine shall cause Sellers to pay such difference to Buyer in immediately available funds within five (5) Business Days after the Final Settlement
Statement has been agreed by the Parties or decided by the arbitrator, as applicable.

                                   ARTICLE 16
                  INDEMNIFICATION; RELEASES; ALLOCATION OF RISK

     16.1 Calpine and Sellers' Indemnity.

          16.1.1 After Closing and subject to the provisions of this Section 16.1, Calpine and each Seller shall jointly and severally indemnify, defend, and hold harmless each member of the Buyer Group from and against any and all Losses suffered by such member of the Buyer Group arising from or relating to (without duplication):

               16.1.1.1 the failure of any member of the Calpine Group to pay, perform or otherwise promptly discharge any of the Sellers' Retained Liabilities in accordance with their respective terms;

               16.1.1.2  ownership or  operation of the Calpine  Business or any
Liability  of  any  member  of  the  Calpine  Group,   other  than  the  Buyer's
Liabilities;

               16.1.1.3 any breach (subject to any applicable limitations or rights to cure that are set forth in this Agreement or the Ancillary Agreements) by any member of the Calpine Group of any provision of this Agreement or any Ancillary Agreement; and

               16.1.1.4 any untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to information that relates to any member of the Calpine Group but not related to Buyer's Business, the Properties or the Non-Consent Properties, and that is provided by any member of the Calpine Group to Buyer for inclusion in any offering documents, prospectus or registration statement used by Buyer in connection with raising the funds necessary to consummate the transactions pursuant to this Agreement or any subsequent sale of the equity issued by Buyer in connection therewith.

SUCH INDEMNIFICATION BY CALPINE AND SELLERS SHALL INCLUDE ANY LOSSES ARISING IN WHOLE OR IN PART FROM THE SOLE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY MEMBER OF THE BUYER GROUP. WITH REGARD TO SELLERS' RETAINED LIABILITIES AND OWNERSHIP OR OPERATION OF THE CALPINE BUSINESS (OTHER THAN BUYER LIABILITIES), CALPINE AND EACH SELLER HEREIN RELEASES EACH MEMBER OF THE BUYER GROUP FROM AND AGAINST ANY AND ALL CLAIMS FOR CONTRIBUTION UNDER CERCLA AND/OR ANY OTHER PRESENT OR FUTURE ENVIRONMENTAL LAW.

          16.1.2 Notwithstanding the above, no member of the Buyer Group shall have any right to bring any claim for indemnification pursuant to this Section 16.1, and neither Calpine nor any of Sellers shall have any obligation to make any payment as indemnification hereunder:

               16.1.2.1 with regard to any Losses covered by Section 16.1.1, unless the amount to be recovered with respect to any individual item or group of related items of Loss is reasonably expected to exceed $50,000 (provided that any Losses relating to matters under Section 16.1.1.3 or 16.1.1.4 that cannot be recovered because of this restriction shall be considered in the determination of the amount in Section 16.1.2.2);

               16.1.2.2 with regard to any Losses covered by Section 16.1.1.3 or 16.1.1.4, until such time as the Losses relating thereto shall exceed, in the aggregate, $10,000,000; and

               16.1.2.3 with regard to any Losses covered by Section 16.1.1.3 or 16.1.1.4, in no event shall Calpine or any of Sellers be liable for any amounts hereunder once asserted and paid Losses paid by Calpine and Sellers (either collectively or individually) aggregate $100,000,000.

     16.2 Survival of Representations and Warranties. Notwithstanding anything to the contrary contained herein, the representations, warranties made by Calpine, Sellers and Buyer in this Agreement shall not survive the Closing Date and shall not be actionable thereafter, except:

          16.2.1 the  representations  of  Calpine  and  Sellers in Section  5.9
(Subject Equity) shall survive until 30 days after the date on which the statutes of limitation applicable to such matters expire and shall not be actionable thereafter;

          16.2.2 the representations of Calpine and Sellers in Section 5.15 (Tax Partnerships) shall survive until 30 days after the date on which the statutes of limitation applicable to such matters expire and shall not be actionable thereafter; and

          16.2.3 the representations and warranties of Calpine and Sellers in Sections 5.1 (Organization), 5.2 (Authority), and 5.4 (Enforceability) shall survive for one year following the Closing Date and shall not be actionable thereafter;

          16.2.4 the representations and warranties of Calpine and Sellers in Sections 5.3 (No Conflict) and 5.16 (Solvency) shall survive for two years following the Closing Date and shall not be actionable thereafter;

          16.2.5 the representations and warranties of Buyer in Sections 6.1 (Organization), 6.2 (Authority), and 6.4 (Enforceability) shall survive for one year following the Closing Date and shall not be actionable thereafter; and

          16.2.6 the representations and warranties of Buyer in Section 6.3 (No Conflict) shall survive for two years following the Closing Date and shall not be actionable thereafter.

     16.3 Buyer's Indemnity.

          16.3.1 Except to the extent of Sellers' Retained Liabilities, after Closing, Buyer shall indemnify, defend and hold harmless each member of the Calpine Group from and against any and all Losses suffered by such member of the Calpine Group arising from or relating to (without duplication):

               16.3.1.1 the failure of any member of the Buyer Group or any other Person to pay, perform or otherwise promptly discharge any Buyer Liabilities in accordance with their respective terms;

               16.3.1.2 the ownership or operation of the Subject Companies on and after the Closing Date;

               16.3.1.3 any breach (subject to any applicable limitations or rights to cure that are set forth in this Agreement or the Ancillary Agreements) by any member of the Buyer Group of any provision of this Agreement or any Ancillary Agreement; and

               16.3.1.4 any untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information (other than the information specifically addressed by Section 16.1.1.4) contained in any offering documents, prospectus or registration statement used by Buyer in connection with raising the funds necessary to consummate the transactions pursuant to this Agreement or any subsequent sale of the equity issued by Buyer in connection therewith.

SUCH INDEMNIFICATION BY BUYER SHALL INCLUDE ANY LOSSES ARISING IN WHOLE OR IN PART FROM THE SOLE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY MEMBER OF THE CALPINE GROUP. WITH REGARD TO BUYER LIABILITIES AND OWNERSHIP OR OPERATION OF THE BUYER BUSINESS, BUYER HEREIN RELEASES EACH MEMBER OF THE CALPINE GROUP FROM AND AGAINST ANY AND ALL CLAIMS FOR CONTRIBUTION UNDER CERCLA AND/OR ANY OTHER PRESENT OR FUTURE ENVIRONMENTAL LAW.

          16.3.2 Notwithstanding the above, no member of the Calpine Group shall have any right to bring any claim for indemnification pursuant to this Section 16.3, and Buyer shall not have any obligation to make any payment as indemnification hereunder:

               16.3.2.1 with regard to any Losses covered by Section 16.3.1, unless the amount to Loss is reasonably expected to exceed $50,000 (provided that any Losses relating to matters under Section 16.3.1.3 or 16.3.1.4 that cannot be recovered because of this restriction shall be considered in the determination of the amount in Section 16.3.2.2); and

               16.3.2.2 with regard to any matter covered by Section 16.3.1.3 or 16.3.1.4, until such time as Losses relating thereto shall exceed, in the aggregate, $10,000,000.

     16.4 Assumption by Buyer. Except to the extent of Sellers' Retained Liabilities, effective at Closing, Buyer herein assumes and agrees to fully and timely pay, perform, and discharge in accordance with their terms, all the Buyer Liabilities.

     16.5 Limitations of Warranties. Notwithstanding anything in this Agreement to the contrary herein or otherwise, Buyer understands that the Properties were conveyed to and are held by the Subject Companies without recourse, covenant, or warranty of any kind, express, implied, or statutory from any member of the Calpine Group, and that no member of the Calpine Group is providing any warranty to Buyer (and have not made any warranty to any of the Subject Companies) with respect to the Properties, except (i) to the extent of Sellers' Retained Liabilities and as otherwise contemplated by Section 16.1 and (ii) that Sellers hereby warrant title to the Net Revenue Interests and Working Interests in the Properties as set forth in Exhibit C (but excluding that portion of the net revenue and working interest set forth on Exhibit C-1 for those wells identified as "Non-Consent" on Exhibit C-1), subject to the Permitted Encumbrances, against every Person whomsoever lawfully claiming or to claim the same or any part thereof by, through, or under Sellers, but not otherwise. WITHOUT LIMITATION OF THE GENERALITY OF THE IMMEDIATELY PRECEDING SENTENCE, EXCEPT TO THE EXTENT OF SELLERS' RETAINED LIABILITIES AND AS OTHERWISE CONTEMPLATED IN SECTION 16.1, THE PROPERTIES SHALL BE ASSIGNED OR CONVEYED AS-IS, WHERE-IS AND WITH ALL FAULTS AND CALPINE AND SELLERS EXPRESSLY DISCLAIM AND NEGATE ANY IMPLIED OR EXPRESS WARRANTY OF (A) MERCHANTABILITY, (B) FITNESS FOR A PARTICULAR PURPOSE, (C) CONFORMITY TO MODELS OR SAMPLES OF MATERIALS AND (D) FREEDOM FROM REDHIBITORY VICES OR DEFECTS. CALPINE AND SELLERS ALSO EXPRESSLY DISCLAIM AND NEGATE ANY IMPLIED OR EXPRESS WARRANTY AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO THE ACCURACY OF ANY OF THE INFORMATION FURNISHED WITH RESPECT TO THE EXISTENCE OR EXTENT OF RESERVES OR THE VALUE OF THE PROPERTIES BASED THEREON OR THE
CONDITION OR STATE OF REPAIR OF ANY OF THE PROPERTIES; THIS DISCLAIMER AND DENIAL OF WARRANTY ALSO EXTENDS TO THE EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE PRICES ANY MEMBER OF THE BUYER GROUP OR ANY MEMBER OF THE CALPINE GROUP IS OR WILL BE ENTITLED TO RECEIVE FROM PRODUCTION OF HYDROCARBONS FROM THE PROPERTIES, IT BEING UNDERSTOOD THAT ALL RESERVE, PRICE AND VALUE
ESTIMATES UPON WHICH BUYER HAS RELIED OR IS RELYING HAVE BEEN DERIVED BY THE INDIVIDUAL EVALUATION OF BUYER. BUYER (FOR ITSELF AND EACH MEMBER OF THE BUYER GROUP) HEREIN WAIVES ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE ACCURACY, COMPLETENESS OR MATERIALITY OF THE INFORMATION, REPORTS, PROJECTIONS, MATERIALS, RECORDS, AND DATA NOW, HERETOFORE, OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THE PROPERTIES OR THIS AGREEMENT (INCLUDING ANY DESCRIPTION OF THE PROPERTIES, WORKING INTERESTS OR NET REVENUE INTERESTS, QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY), PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, PRICING
ASSUMPTIONS, ABILITY OR POTENTIAL FOR PRODUCTION OF HYDROCARBONS FROM THE LEASES, ENVIRONMENTAL CONDITION OF THE PROPERTIES, OR ANY OTHER MATTERS CONTAINED IN ANY OTHER MATERIAL FURNISHED OR MADE AVAILABLE TO BUYER BY ANY MEMBER OF THE CALPINE GROUP OR BY THEIR AGENTS OR REPRESENTATIVES). ANY AND ALL SUCH INFORMATION, REPORTS, PROJECTIONS, MATERIALS, RECORDS, AND DATA NOW, HERETOFORE OR HEREAFTER FURNISHED BY ANY MEMBER OF THE CALPINE GROUP IS PROVIDED AS A CONVENIENCE ONLY AND ANY RELIANCE ON OR USE OF SAME IS AT BUYER'S SOLE RISK. WITH RESPECT TO THE EASEMENTS, CALPINE AND SELLERS EXPRESSLY DISCLAIM, AND BUYER (FOR ITSELF AND EACH MEMBER OF THE BUYER GROUP) HEREIN WAIVES (BUT WITHOUT PREJUDICE TO ANY MEMBER OF THE BUYER GROUP'S RIGHTS TO ENFORCE ANY SPECIAL WARRANTY OF TITLE WITH RESPECT THERETO CONTAINED IN ANY ASSIGNMENT OR CONVEYANCE RELATING TO THE PROPERTIES), ANY WARRANTIES AND REPRESENTATIONS THAT CALPINE OR

SELLERS OWN THE EASEMENTS; AND EXCEPT AS EXPRESSLY SET FORTH IN SECTION 5.5, CALPINE AND SELLERS DISCLAIM ALL WARRANTIES OR REPRESENTATIONS THAT SUCH EASEMENTS ARE IN FORCE AND EFFECT; THAT THEY MAY BE ASSIGNED; THAT THEY ARE CONTIGUOUS; THAT THE PIPELINES LIE WITHIN THE EASEMENTS, OR THAT THEY GRANT THE RIGHT TO LAY, MAINTAIN, REPAIR, REPLACE, OPERATE, CONSTRUCT, OR REMOVE ANY PIPELINES. If necessary, Buyer shall (or shall cause the respective member of the Buyer Group to) secure its own rights and Permits to operate and maintain any pipelines or facilities comprising a portion of the Properties on the land of others at its own expense. Subject to the provisions of Section 2.3, if any consents or approvals of third parties, including any Governmental Body, are required to assign the surface leases, easements, rights-of-way, Permits, or other agreements with respect to the pipelines or facilities and are not secured prior to Closing, Buyer shall (or shall cause the respective member of the Buyer Group to) secure any necessary consents to assign and approvals at its own expense; provided, however, that Calpine and Sellers shall provide such assistance to Buyer to secure the consents and approvals as may reasonably be required. THERE ARE NO WARRANTIES THAT EXTEND BEYOND THE FACE OF THIS AGREEMENT AND THE ANCILLARY AGREEMENTS. BUYER ACKNOWLEDGES THAT THIS WAIVER IS CONSPICUOUS.

     16.6 Release of Pre-Closing Claims.

          16.6.1 Except as provided in Section 16.6.3, effective as of the Closing Date, Calpine does hereby, for itself and each other member of the Calpine Group, and their successors and assigns, remise, release and forever discharge each member of the Buyer Group and their successors and assigns, from any and all Liabilities whatsoever which are known, actually or otherwise, on the date hereof to any member of the Calpine Group (which knowledge shall not include the knowledge, actual or otherwise, of any individual who is an employee of any member of the Calpine Group immediately preceding the Closing Date and who becomes an employee of any member of the Buyer Group on or within ninety
(90) days after the Closing Date), whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur, or alleged to have occurred or to have failed to occur, or any conditions existing or alleged to have existed on or before the date hereof.

          16.6.2 Except as provided in Section 16.6.3, effective as of the Closing Date, Buyer does hereby, for itself and each other member of the Buyer Group, their respective successors and assigns, remise, release and forever discharge each member of the Calpine Group, and their respective successors and assigns, from any and all Liabilities whatsoever which are known, actually or otherwise, on the date hereof to any member of the Buyer Group (which knowledge shall include the knowledge, actual or otherwise, of any individual who is an employee of any member of the Calpine Group immediately preceding the Closing Date and who becomes an employee of any member of the Buyer Group on or within ninety (90) days after the Closing Date), whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur, or alleged to have occurred or to have failed to occur, or any conditions existing or alleged to have existed on or before the date hereof.

          16.6.3 Nothing contained in Section 16.6.1 or 16.6.2 shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in this Agreement or in any Ancillary Agreement. Nothing contained in Section
16.6.1 or 16.6.2 shall release any Person from:

               (i) any Liability retained or assumed by, or transferred, assigned or allocated among the members of the Calpine Group or Buyer Group in accordance with this Agreement or any Ancillary Agreement;

               (ii) any Liability for or related to the sale, lease, construction or receipt of goods, property or services purchased, obtained or used by a member of the Calpine Group or Buyer Group from a member of the other group in the ordinary course of business;

               (iii) any  Liability  that the Parties  may have with  respect to indemnification or contribution pursuant to this Agreement for claims brought against the Parties, any other member of such Party's respective Group and their respective Affiliates (except for any member of such other Party's Group) by third Persons, which Liability shall be governed by the provisions of this Article 16 and, if applicable, the appropriate provisions of the Ancillary Agreements;

               (iv) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 16.6; provided that the Parties agree not to bring suit or permit any members of their respective Group to bring suit against any Party, any other member of such Party's respective Group and their respective Affiliates with respect to any Liability to the extent that such Person would be released with respect to such Liability by this Section 16.6.3 but for the provisions of this clause (iv); or

               (v) any Liability resulting from the actual fraud of such Person or its Affiliate.

          16.6.4 Calpine shall not make, and shall not permit any member of the Calpine Group to make, any claim or demand, or commence any action asserting any claim or demand, including any claim of contribution or any indemnification, against any member of the Buyer Group, or any other Person released pursuant to
Section  16.6.1,  with respect to any Liabilities  released  pursuant to Section
16.6.1. Buyer shall not make, and shall not permit any member of the Buyer Group to make, any claim or demand, or commence any action asserting any claim or demand, including any claim of contribution or any indemnification, against any member of the Calpine Group, or any other Person released pursuant to Section 16.6.2, with respect to any Liabilities released pursuant to Section 16.6.2.

          16.6.5 Except as expressly set forth in Section 16.6.3, each Party intends through this Section 16.6 to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur, or alleged to have occurred or to have failed to occur, and all conditions existing or alleged to have existed on or before the date hereof, between or among any member of the Calpine Group, on the one hand, and any member of the Buyer Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the date hereof). At the reasonable request of any other Party, each Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof

          16.6.6 Buyer, Sellers and Calpine each acknowledge that they have been advised by their legal counsel and are familiar with the provisions of California Section 1542, which provides as follows:

     "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH DEBTOR." EACH OF BUYER, SELLERS AND CALPINE BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE THEREUNDER AS WELL AS UNDER ANY OTHER STATUTE OR COMMON LAW PRINCIPLE OF SIMILAR EFFECT.

                    Buyer's Initials         Calpine's Initials

                    ----------------         ------------------


                                             Sellers' Initials

                                             -----------------

                                             -----------------

                                             -----------------

     16.7 Gas Balancing. The Parties recognize that as of the Effective Date there are over and under imbalances with respect to gas production or processing attributable to the Properties and herein agree that the Properties acquired by Buyer at Closing will be conveyed at Closing specifically subject to such imbalances, with Buyer bearing and assuming all obligations with respect to any overproduction account or liability associated with the Properties and receiving the benefit of and being credited with any underproduction account or credit existing as of the Effective Date with respect to the Properties. From and after the Closing, Buyer shall indemnify, defend and hold harmless each member of the Calpine Group, their respective successors and assigns, and their respective Affiliates, directors, officers, equity holders and partners, as appropriate, from all Claims or Losses arising from such overproduction accounts and liabilities.

     16.8 Acknowledgement by the Parties. Each of the Parties by its execution and delivery of this Agreement does hereby acknowledge and agree that (i) any claims or Losses that it may have pursuant to the terms of the Transfer Agreement are hereby subject to the caps, baskets and limits set forth in this Agreement, including the provisions of this Article 16, and (ii) the sole and exclusive remedy for any claims or Losses arising out of or relating to the Transfer Agreement are provided for in this Agreement except for any Losses arising from or relating to the special warranty of title contained in the conveyance as set forth in Exhibit C to the Transfer Agreement. In the event of any conflict between the provisions of this Agreement and the Transfer Agreement, this Agreement shall control.

                                   ARTICLE 17
                                  RISK OF LOSS

     17.1 Casualty Loss. If, after the date hereof and prior to the Closing any material portion of the Properties owned by the Subject Companies (or transferable thereto pursuant to the Transfer Agreement) shall be substantially damaged or destroyed by fire or other casualty, or if any material portion of such Properties shall be taken by condemnation or the exercise of eminent domain (in either case, a "Casualty Loss"), Buyer shall be entitled to any applicable insurance proceeds or condemnation awards and an adjustment to the Purchase Price based upon the allocated value of the Property destroyed or harmed, to the extent such loss is not covered by insurance or condemnation award.

     17.2 Buyer's Risk of Loss. Except as specifically provided in Section 17.1 with respect to any Casualty Loss, Buyer shall assume all risk of loss with respect to any change in condition of the Properties owned by Calpine, Sellers or the Subject Companies (or transferable pursuant to the Transfer Agreement) from the Effective Date and neither Calpine nor any Sellers shall have any liability, as operator of the Properties or otherwise, for losses or damages sustained with respect to the condition of the Properties or their ability to produce Hydrocarbons.

                                   ARTICLE 18
                            TERMINATION AND REMEDIES

     18.1 Termination. This Agreement may be terminated as provided below.

          18.1.1 The Parties may terminate this Agreement by mutual written consent at any time prior to the Closing Date.

          18.1.2 If the transactions contemplated herein do not close on or before July 7, 2005, any Party may terminate this Agreement by delivery of written notice to the other Parties; provided, however, that no Party may terminate this Agreement pursuant to this Section 18.1.2 if such Party's failure to comply with its obligations under this Agreement caused the Closing not to occur on or before July 7, 2005.

          18.1.3 Buyer may terminate this Agreement by delivery of written notice to Calpine and Sellers at any time prior to the Closing Date if, as of the Closing Date, Calpine or any Seller has breached any representation, warranty or covenant in this Agreement in any material respect and Calpine or any Seller has failed to cure such breach within a reasonable time period after receiving written notice of such breach.

          18.1.4 Calpine or Sellers may terminate this Agreement by delivery of written notice to Buyer at any time prior to the Closing Date if Buyer has breached any representation, warranty or covenant in this Agreement in any material respect and Buyer has failed to cure such breach within a reasonable time period after receiving written notice of such breach.

     18.2 Effect of Termination. Each Party's right of termination under Section
18.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 18.1, all obligations of the Parties under this Agreement will terminate.

                                   ARTICLE 19
                              ADDITIONAL COVENANTS

     19.1 Further Assurances. After the Closing, the Parties shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be necessary or advisable to carry out their respective obligations under this Agreement and under any exhibit, document, certificate or other instrument delivered pursuant hereto. Calpine and Sellers shall use commercially reasonable efforts to cooperate with Buyer's efforts to obtain all approvals and consents required by or necessary for the transactions contemplated in this Agreement that are customarily obtained after Closing. Without limiting the foregoing, the Parties shall use all commercially reasonable efforts to cooperate with one another in the prosecution, defense and/or settlement of the claims and litigation matters, including those matters set forth on Schedule 5.6, which relate to or arise in connection with the oil and gas business of any member of the Calpine Group or the Buyer Group.

     19.2 Transfer of Records. Within thirty (30) days after Closing, Calpine and each Seller shall deliver to Buyer, at Calpine or Sellers' address, or at such other place as any of same may be kept, the originals of all Records, except that Calpine and each Seller may retain (a) the originals of all Records which are related to the Excluded Properties, in which case Calpine or such Seller shall deliver duplicate copies of any such retained originals to Buyer; and (b) the originals of all accounting Records, in which case Calpine or such Seller shall deliver duplicate copies of any such retained originals which relate to the Properties to Buyer; provided that Calpine and Sellers shall deliver the originals of all Records relating to Cured Non-Consent Properties when such properties are transferred to Buyer in accordance with Section 2.3. For a period of four (4) years after the date of Closing, Buyer will retain the Records delivered to it pursuant hereto and will make such Records available to Calpine or any Seller upon reasonable notice at Buyer's headquarters at reasonable times and during office hours. Without limiting the generality of the foregoing, Buyer, Calpine and Sellers shall retain, until the applicable statutes of limitations (including all extensions) have expired, copies of all Tax returns, supporting workpapers, and other books and records or information which may be relevant to such returns for all Tax periods or portions thereof ending before or including the Closing Date, and shall not destroy or dispose of such records or information without first providing the other party with a reasonable opportunity to review and copy the same. Buyer shall notify Calpine and each Seller in writing within thirty (30) days of the sale to a Third Party of all or any part of the Properties which involves the transfer of any of the Records of the name and address of the buyer(s) in any such sale. Buyer shall require as part of any such sales transaction that such Third Party assume the obligations imposed on Buyer in this Section 19.2.

     19.3 Use of Sellers' Name. Buyer agrees that, as soon as practicable after the Closing, but in no event more than one hundred twenty (120) days thereafter, it will remove or cause to be removed the names and marks "Calpine Corporation," "Calpine Fuels Corporation," and all variations and derivatives thereof and logos relating thereto from the Properties of which it has assumed operations, it will cause CNGLP, Calpine Natural Gas GP, LLC and Calpine Natural Gas Holdings, LLC to be changed to remove the name "Calpine", and will not thereafter make any use whatsoever of such names, marks and logos except with the express written consent of Calpine.

     19.4 Expenses, Fees and Taxes. Calpine shall pay all fees and expenses incident to the negotiation and preparation of this Agreement including those of Thompson & Knight LLP and Covington & Burling and consummation of the transactions contemplated herein; provided that Buyer shall be responsible for the cost of all fees for the recording of transfer documents, obtaining all bonds for the operation of the properties, and all other costs and expenses relating to the operation of the Properties after the Effective Date. Notwithstanding anything to the contrary herein, it is acknowledged and agreed by and between Calpine and Sellers, on the one hand, and Buyer, on the other hand, that the Purchase Price excludes any sales taxes in connection with the sale of property or assets pursuant to this Agreement. If a determination is ever made that a sales tax or other transfer tax applies, Buyer shall be liable for such Tax as well as any applicable conveyance, transfer and recording fees, and real estate transfer stamps or Taxes imposed on any transfer of property pursuant to this Agreement. Buyer shall indemnify, defend, and hold harmless Calpine and Sellers with respect to the payment of any of such Taxes, including any interest or penalties assessed thereon. The indemnity, defense, and hold harmless obligation contained in the preceding sentence shall survive the Closing. To the extent permitted by Applicable Law, the Parties agree to reasonably cooperate with each other to complete any and all exemption certificates or other documents that exempt any of the Purchase Price from any of such Taxes before either the Closing or the due date for such Tax.

     19.5 Public Announcements. The Parties agree that prior to making any public announcement or statement with respect to the transactions contemplated by this Agreement, the Party desiring to make such public announcement or statement shall consult with the other Parties hereto and endeavor in good faith to obtain approval of the other Parties hereto to the text of a public announcement or statement to be made solely by Sellers, on the one hand, or Buyer, on the other, as the case may be; provided, however, if Calpine and Sellers, on the one hand, or Buyer, on the other is required by any Applicable Law or the rules of the New York Stock Exchange (or any other applicable securities exchange) to make such public announcement or statement, then the same may be made without the approval of any of the other Parties.

     19.6 Confidentiality. The Parties shall hold and shall each cause their respective affiliates, officers, employees, agents, consultants and advisors to hold, in strict confidence and not to disclose or release without the prior written consent of the other Party, any and all Confidential Information (as defined herein); provided, that the Parties may disclose, or may permit disclosure of, Confidential Information (i) to their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information or (ii) to the extent any of the Parties is compelled to disclose any such Confidential Information by judicial or administrative process or, in the opinion of legal counsel, by other requirements of Applicable Law. Notwithstanding the foregoing, if any demand or request for disclosure of Confidential Information is made pursuant to clause
(ii) above, each of the Parties shall promptly notify the other of the existence of such request or demand and shall provide the other a reasonable opportunity to seek an appropriate protective order or other remedy, which the Parties will cooperate in seeking to obtain. If such appropriate protective order or other remedy is not obtained, the Party whose Confidential Information is required to be disclosed shall furnish, or shall cause the other Parties to furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed. As used in this Section 19.6, "Confidential Information" means all proprietary, technical or operational information, data or material of one Party that, prior to or following the Closing Date, has been disclosed by one Party to another, in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other, including pursuant to the access provisions of this Agreement (except to the extent that such Confidential Information can be shown to have been (a) in the public domain through no fault of such Party or (b) later lawfully acquired from other sources by the Party to which it was furnished; provided, however, in the case of (b) that, to the knowledge of such Party, such sources did not provide such Confidential Information in breach of any confidentiality obligations). "Confidential Information" shall include for Buyer's benefit, all confidential information related to the Buyer Business and the Properties that Sellers may transfer to Buyer pursuant to this Agreement and the Ancillary Agreements. Notwithstanding anything to the contrary set forth herein, the Parties shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise the same degree of care (but no less than a reasonable degree of care) as they take to preserve confidentiality for their own similar information.

     19.7 Cooperation on Legal Matters; Preservation of Legal Privileges.

          19.7.1 The provisions of Exhibit H shall apply to any Claims ("Indemnified Claims"), whether presently or hereafter asserted, for which any Party or Parties (collectively the "Indemnitor") is obligated to indemnify another Party or Parties (collectively the "Indemnitee"). For purposes of the application of the provisions of Exhibit H to the Indemnified Claims, (a) Claims as used therein, shall mean Indemnified Claims as defined in this Section 19.7,
(b) "Indemnitor" as used therein, shall mean Indemnitor as defined in this Section, (c) "Indemnitee", as used therein, shall mean Indemnitee as defined in this Section, (d) "Party Representative" as used therein shall mean, as to each Party, the person that such Party shall designate from time to time as its representative by written notice to the other Parties, (e) "Effective Date," as used therein, shall mean the Closing Date as defined in this Agreement and (f) "Law firm" shall mean the reputable attorneys selected and retained by Indemnitor to defend the Indemnified Claims. If a Proceeding is hereafter filed or instituted in which an Indemnified Claim is asserted against a Party, Indemnitor and Indemnitee shall, at the request of either, promptly execute a separate Joint Defense Agreement, which is substantially in the form of Exhibit H, to memorialize the application of this Section to such Indemnified Claim and lawsuit.

          19.7.2 The Parties recognize that the members of their respective groups possess and will possess information and advice that has been previously developed but is legally protected from disclosure under federal and state legal privileges, such as the attorney-client privilege or work product exemption and other concepts of legal protection ("Privilege"). Each Party recognizes that they shall be jointly entitled to the Privilege with respect to such privileged information and that each shall be entitled to maintain and use for its own benefit all such information and advice, but both Parties shall ensure that such information is maintained so as to protect the Privileges with respect to the other Party's interest. To that end neither Party will knowingly waive or compromise any Privilege associated with such information and advice without the consent of the other Party. If privileged information is required to be disclosed to any arbitrator or mediator in connection with a dispute between the Parties, such disclosure shall not be deemed a waiver of Privilege with respect to such information, and any Party receiving it in connection with a Proceeding shall be informed of its nature and shall be required to safeguard and protect it.

                                   ARTICLE 20
                                   ARBITRATION

     The Parties expressly agree that, except as elsewhere provided in this Agreement, any and all disputes or claims by any Party arising from or related to this Agreement that cannot be amicably settled shall be determined solely and exclusively by arbitration in accordance with the CPR Institute for Dispute Resolution ("CPR") Rules for Non-Administered Arbitration ("Rules") or any successor thereof when not in conflict with such Rules.

     20.1 Arbitrators, Timing, Discovery, Finality of Determination. Disputes arising hereunder that are not resolved within five (5) Business Days shall be referred to each Party Representative (or other designated senior representatives of the Parties). If the Party Representatives are unable to solve the dispute within twenty (20) days after initial referral, the dispute may be submitted by request of either Party to binding arbitration. Arbitration shall take place at an appointed time and place in Houston, Texas. Calpine and Sellers (collectively) and Buyer shall each select one impartial arbitrator, and the two arbitrators so designated shall select a third impartial arbitrator. If any Party shall fail to designate an arbitrator within fourteen (14) days after arbitration is requested, or if the two arbitrators shall fail to select a third arbitrator within thirty (30) days after arbitration is requested, then an arbitrator shall be selected by CPR. Judgment upon an award of the majority of the arbitrators shall be binding, it being understood and agreed that in no event may the arbitrators award punitive damages. Discovery shall be made pursuant to the Rules and completed within one hundred and twenty (120) days of selection of the third arbitrator. Final hearing on the matter shall be had within one hundred sixty-five (165) days of the selection of the third arbitrator and a final decision (which may include the award of attorney's fees and costs) with a written opinion stating the reasons therefor shall be rendered within two hundred ten (210) days of said date. Should any time deadlines in
Section  20.1  conflict  with those set forth in the  Rules,  the  deadlines  in
Section 20.1 shall take precedence, to the greatest extent possible. The decision of the arbitrators, or the majority thereof, made in writing shall be final and binding upon the parties hereto as to the questions submitted, shall be enforceable against any Party in any court of competent jurisdiction, and Buyer and Sellers will abide by and comply with such decision. The expenses of arbitration, including reasonable compensation to the arbitrators, shall be borne equally by the parties hereto.

     20.2 Confidentiality of Arbitration. The arbitration process shall be kept confidential and such conduct, statements, promises, offers, views and opinions shall not be discoverable or admissible in any Proceeding for any purpose, except to the extent reasonably necessary to enforce the final decision of the arbitrators.

                                   ARTICLE 21
                                  MISCELLANEOUS

     21.1 Notice. All notices required or permitted under this Agreement shall be in writing and shall be delivered personally or by certified mail, postage prepaid and return receipt requested or by telecopier as follows:

          Sellers:          Calpine Gas Holdings LLC
                            50 West San Fernando, Suite 500
                            San Jose, California 95113
                            Attention:       John King
                            Telephone:       (408) 794-2608
                            Telecopier:      (408) 294-1740

                            Calpine Fuels Corporation
                            50 West San Fernando, Suite 500
                            San Jose, California 95113
                            Attention:       John King
                            Telephone:       (408) 794-2608
                            Telecopier:      (408) 294-1740

          Calpine:          Calpine Corporation
                            50 West San Fernando, Suite 500
                            San Jose, California 95113
                            Attention:       John King,
                                             Senior Vice President-International
                            Telephone:       (408) 794-2608
                            Telecopier:      (408) 294-1740

          with a copy (which shall not constitute notice) to:

                            Calpine Corporation
                            50 West San Fernando, Suite 500
                            San Jose, California 95113
                            Attention:       Lisa M. Bodensteiner and
                                             Nancy L. Murray
                            Telephone:       (408) 792-1120
                            Telecopier:      (408) 995-0505

                            Calpine Corporation
                            717 Texas, Suite 1000
                            Houston, Texas 77002
                            Attention:       Nanette J. Crawford
                            Telephone:       (713) 830-2085
                            Telecopier:      (713) 830-8751

          Buyer or any of the Subject Companies:

                            Rosetta Resources Inc.
                            717 Texas, Suite 2800
                            Houston, Texas 77002
                            Attention:       B. A. (Bill) Berilgen
                            Telephone:       (713) 335-2400
                            Telecopier:      (713) 651-3056
          with a copy (which shall not constitute notice) to:

                            Thompson & Knight LLP
                            333 Clay, Suite 3300
                            Houston, Texas 77002
                            Attention:       Dallas Parker or Timothy T. Samson
                            Telephone:       (713) 951-5800
                            Telecopier:      (832) 397-8110

or to such other place within the United State of America as a Party may designate for itself as to itself by written notice to the other. All notices given by personal delivery or mail shall be effective on the date of actual receipt at the appropriate address. Notices given by telecopier shall be effective upon actual receipt if received during recipient's normal business hours or at the beginning of the next Business Day after receipt if received after the recipient's normal business hours. All notices by telecopier shall be confirmed in writing on the day of transmission by either mailing by postage prepaid certified mail with return receipt requested, or by personal delivery.

     21.2 Governing Law. This Agreement and the obligations of the Parties hereunder will be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any choice of law principles thereof.

     21.3 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective permitted successors and assigns. Notwithstanding the preceding sentence, neither party shall assign this Agreement or its rights hereunder without the other party's written consent, which shall not be unreasonably withheld.

     21.4  Entire  Agreement.  This  Agreement  and  the  Ancillary  Agreements,
together with the Exhibits and Schedules hereto and thereto, and the certificates, documents, instruments and writings that are delivered pursuant hereto and thereto, constitutes the entire agreement and understanding of the Parties in respect of its subject matters and supersedes all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated herein. Except as contemplated by Article 16, there are no Third Party beneficiaries having rights under or with respect to this Agreement, except that any of Buyer's lenders may rely upon Calpine's representations in Section 5.16.

     21.5 Amendment; Waiver. No amendment, modification, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same will be in writing and signed by Buyer, Sellers and Calpine. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent occurrence.

     21.6 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided, however, that if any provision of this Agreement, as applied to any Party or to any circumstance, is adjudged by a court of competent jurisdiction, arbitrator, or mediator not to be enforceable in accordance with its terms, the Parties agree that the court of competent jurisdiction, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

     21.7 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any Applicable Law will be deemed also to refer to such law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words "include," "includes" and "including" will be deemed to be followed by "without limitation." Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words "this Agreement," "herein," "hereof," "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. References herein to any Section or Article shall be references to a Section or Article of this Agreement unless the context clearly requires otherwise.

     21.8 Headings. The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

     21.9  Counterparts.   This  Agreement  may  be  executed  in  two  or  more
counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.



                  [Remainder of page intentionally left blank]

     Executed as of the date set forth above.

                                    SELLERS:

                                    CALPINE GAS HOLDINGS LLC


                                    By:_________________________________________
                                    Name:  John King
                                    Title:______________________________________


                                    CALPINE FUELS CORPORATION


                                    By:_________________________________________
                                    Name:  John King
                                    Title:______________________________________




                                    CALPINE:

                                    CALPINE CORPORATION


                                    By:_________________________________________
                                    Name:  John King
                                    Title:______________________________________




                                    BUYER:

                                    ROSETTA RESOURCES INC.


                                    By:_________________________________________
                                    Name:  B.A. (Bill) Berilgen
                                    Title: Chairman of the Board, President and
                                             Chief Executive Officer



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


                                    SUBJECT COMPANIES:

                                    ROSETTA RESOURCES CALIFORNIA, LLC


                                    By:_________________________________________
                                    Name:  B.A. (Bill) Berilgen
                                    Title: Chairman of the Board, President and
                                             Chief Executive Officer


                                    ROSETTA RESOURCES OFFSHORE, LLC


                                    By:_________________________________________
                                    Name:  B.A. (Bill) Berilgen
                                    Title: Chairman of the Board, President and
                                             Chief Executive Officer


                                    ROSETTA RESOURCES ROCKIES, LLC


                                    By:_________________________________________
                                    Name:  B.A. (Bill) Berilgen
                                    Title: Chairman of the Board, President and
                                             Chief Executive Officer


                                    ROSETTA RESOURCES TEXAS GP, LLC


                                    By:_________________________________________
                                    Name:  B.A. (Bill) Berilgen
                                    Title: Chairman of the Board, President and
                                             Chief Executive Officer


                                    ROSETTA RESOURCES TEXAS LP, LLC


                                    By:_________________________________________
                                    Name:  B.A. (Bill) Berilgen
                                    Title: Chairman of the Board, President and
                                             Chief Executive Officer

                                    ROSETTA RESOURCES TEXAS LP

                                    By:   Rosetta Resources Texas GP, LLC, its
                                            general partner


                                    By:_________________________________________
                                    Name:  B.A. (Bill) Berilgen
                                    Title: Chairman of the Board, President and
                                             Chief Executive Officer


                                    CALPINE NATURAL GAS GP, LLC


                                    By:_________________________________________
                                    Name:  B.A. (Bill) Berilgen
                                    Title: Chairman of the Board, President and
                                             Chief Executive Officer


                                    CALPINE NATURAL GAS HOLDINGS, LLC


                                    By:_________________________________________
                                    Name:  B.A. (Bill) Berilgen
                                    Title: Chairman of the Board, President and
                                             Chief Executive Officer


                                    CALPINE NATURAL GAS L.P.

                                    By:   Calpine Natural Gas GP, LLC, its
                                            general partner


                                    By:_________________________________________
                                    Name:  B.A. (Bill) Berilgen
                                    Title: Chairman of the Board, President and
                                             Chief Executive Officer

                                    EXHIBIT A

                                SUBJECT COMPANIES



Calpine Natural Gas GP, LLC
Calpine Natural Gas Holdings, LLC
Calpine Natural Gas L.P.
Rosetta Resources California, LLC
Rosetta Resources Offshore, LLC
Rosetta Resources Rockies, LLC
Rosetta Resources Texas GP, LLC
Rosetta Resources Texas LP, LLC
Rosetta Resources Texas LP

EXHIBIT 99.1


NEWS RELEASE
                                                         CONTACTS:  408-995-5115
                                    Media Relations:  Bill Highlander, Ext. 1244
                                    Investor Relations:  Karen Bunton, Ext. 1121


     Calpine Completes Sale of Its Oil and Gas Properties For $1.05 Billion

     (SAN JOSE, Calif.) / PR Newswire-First Call / July 7, 2005 - Calpine Corporation [NYSE: CPN] announced today that it has completed the sale of all of its domestic oil and gas exploration and production assets for $1.05 billion, less approximately $60 million of estimated transaction fees and expenses. With the completion of this transaction, Calpine expects to record, subsequent to June 30, 2005, a gain on the sale of assets of approximately $350 million.

     The domestic oil and gas properties were sold to Rosetta Resources Inc. (Rosetta), formerly an indirect, wholly owned subsidiary of Calpine. Rosetta recently raised $725 million through the issuance of 45,312,500 of its common shares. Rosetta used the net proceeds from that transaction, together with $325 million of proceeds from a new credit facility, to purchase all of Calpine's domestic oil and gas exploration and production assets. The purchase price contemplates payment in full subject to the completion of certain post closing requirements. With the completion of this transaction, Calpine no longer owns any interest in Rosetta.

     The Rosetta common shares were offered in a private placement under Rule 144A, have not been registered under the Securities Act of 1933, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release is issued pursuant to Rule 135c under the Securities Act and shall not constitute an offer to sell or the solicitation of an offer to buy. Securities laws applicable to private placements under Rule 144A limit the extent of information that can be provided at this time.

     A  major  power  company,   Calpine  Corporation   supplies  customers  and
communities with electricity from clean, efficient, natural gas-fired and geothermal power plants. Calpine owns, leases and operates integrated systems of plants in 21 U.S. states, three Canadian provinces and the United Kingdom. Calpine was founded in 1984. It is included in the S&P 500 Index and is publicly traded on the New York Stock Exchange under the symbol CPN. For more information, visit www.calpine.com.